                                                                  EXHIBIT 4.2.3

                          BIRMINGHAM STEEL CORPORATION



                  AMENDED AND RESTATED NOTE PURCHASE AGREEMENT



                          Dated as of October 12, 1999



                                  $76,000,000
               9.71% Series A Senior Notes due December 15, 2002

                                  $14,000,000
               9.82% Series B Senior Notes due December 15, 2005

                                  $60,000,000
               9.92% Series C Senior Notes due December 15, 2005


================================================================================

                               TABLE OF CONTENTS

                                                                     PAGE

1.   DESCRIPTION OF NOTES AND COMMITMENT.............................   1

 1.1.   Amendment of Original Note Purchase Agreements...............   1
 1.2.   Description of Notes.........................................   2
 1.3.   The Closing..................................................   7
 1.4.   Purchase for Investment......................................   8
 1.5.   Expenses.....................................................   9

2.   WARRANTIES AND REPRESENTATIONS..................................  11

 2.1.   Nature of Business...........................................  11
 2.2.   Financial Statements; Debt; Material Adverse Change..........  11
 2.3.   Subsidiaries and Affiliates..................................  12
 2.4.   Pending Litigation...........................................  12
 2.5.   Title to Properties..........................................  12
 2.6.   Taxes........................................................  13
 2.7.   Full Disclosure..............................................  14
 2.8.   Corporate Organization and Authority.........................  14
 2.9.   Restrictions on Company and Subsidiaries.....................  14
 2.10.   Compliance with Law.........................................  15
 2.11.   ERISA.......................................................  15
 2.12.   Certain Laws................................................  17
 2.13.   Environmental Compliance....................................  17
 2.14.   Sale is Legal and Authorized; Obligations are Enforceable...  18
 2.15.   Governmental Consent........................................  19
 2.16.   Private Offering............................................  19
 2.17.   No Defaults.................................................  19
 2.18.   Use of Proceeds.............................................  20

3.   INTENTIONALLY OMITTED...........................................  21

4.   HOLDERS' SPECIAL RIGHTS.........................................  21

 4.1.   Direct Payment...............................................  21
 4.2.   Delivery Expenses............................................  21
 4.3.   Issuance Taxes...............................................  22

5.   PREPAYMENTS.....................................................  22

 5.1.   Required Scheduled Prepayments...............................  22
 5.2.   Other Prepayments............................................  22
 5.3.   Notice of Optional Prepayment................................  25
 5.4.   Partial Prepayment Pro Rata..................................  26
 5.5.   Notation of Amended Notes on Prepayment......................  26
 5.6.   No Other Optional Prepayments................................  26

6.   CHANGE IN CONTROL PUT...........................................  26

 6.1.   Offer to Prepay upon Change in Control.......................  26
 6.2.   Effect of Prepayments........................................  28

7.   REGISTRATION; SUBSTITUTION OF NOTES.............................  29

 7.1.   Registration of Notes........................................  29
 7.2.   Exchange of Notes............................................  29
 7.3.   Replacement of Notes.........................................  29

8.   COMPANY BUSINESS COVENANTS......................................  30

 8.1.   Payment of Taxes and Claims..................................  30
 8.2.   Maintenance of Properties and Corporate Existence............  30
 8.3.   Payment of Notes and Maintenance of Office...................  31
 8.4.   ERISA........................................................  32
 8.5.   Line of Business.............................................  33
 8.6.   Transactions with Affiliates.................................  33
 8.7.   Pro-Rata Offers..............................................  33
 8.8.   Private Offering.............................................  33
 8.9.   Designation of Subsidiaries..................................  33
 8.10.   New Restricted Subsidiaries or Properties...................  34
 8.11.   Fixed Charge Coverage Ratio.................................  36
 8.12.   Minimum Consolidated EBITDA.................................  36
 8.13.   Minimum Tangible Net Worth..................................  37
 8.14.   Capital Expenditures........................................  37
 8.15.   Debt to Consolidated EBITDA Ratio...........................  37
 8.16.   Debt........................................................  37
 8.17.   Liens.......................................................  38
 8.18.   Mergers; Consolidations.....................................  42
 8.19.   Disposition of Assets.......................................  42
 8.20.   Restricted Payments.........................................  43
 8.21.   Permitted Investments.......................................  43
 8.22.   Accounts with Financial Institutions other than the Banks...  43
 8.23.   Proceeds from Equity Issuances..............................  44
 8.24.   No Voluntary Reductions in Commitment.......................  44

9.   INFORMATION AS TO COMPANY.......................................  44

 9.1.   Financial and Business Information...........................  44
 9.2.   Officers' Certificates.......................................  49
 9.3.   Accountants' Certificates....................................  50
 9.4.   Quarterly Review With Financial Advisor......................  50
 9.5.   Inspection...................................................  50

10.   EVENTS OF DEFAULT..............................................  50

 10.1.   Nature of Events............................................  50
 10.2.   Default Remedies............................................  53
 10.3.   Annulment of Acceleration of Notes..........................  55

11.   INTERPRETATION OF THIS AGREEMENT...............................  55

 11.1.   Terms Defined...............................................  55
 11.2.   GAAP........................................................  77
 11.3.   Directly or Indirectly......................................  77
 11.4.   Section Headings and Table of Contents and Construction.....  77
 11.5.   Governing Law...............................................  78

12.   MISCELLANEOUS..................................................  78

 12.1.   Communications..............................................  78
 12.2.   Reproduction of Documents...................................  79
 12.3.   Survival....................................................  80
 12.4.   Successors and Assigns......................................  80
 12.5.   Amendment and Waiver........................................  80
 12.6.   Payments, When Received.....................................  82
 12.7.   Entire Agreement............................................  82
 12.8.   Duplicate Originals, Execution in Counterpart...............  82

Annex 1      -  Information as to Purchasers
Annex 2      -  Payment Instructions at Closing
Annex 3      -  Information as to Company

Exhibit A1   -  Form of 9.71% Series A Senior Note due December 15, 2002
Exhibit A2   -  Form of 9.82% Series B Senior Note due December 15, 2005
Exhibit A3   -  Form of 9.92% Series C Senior Note due December 15, 2005

                         BIRMINGHAM STEEL CORPORATION
                       --------------------------------


                  AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
                       --------------------------------


                                  $76,000,000
               9.71% Series A Senior Notes due December 15, 2002

                                  $14,000,000
               9.82% Series B Senior Notes due December 15, 2005

                                  $60,000,000
               9.92% Series C Senior Notes due December 15, 2005


                                                    Dated as of October 12, 1999



To the Purchaser Named on the
Signature Page Hereto

Ladies and Gentlemen:

          BIRMINGHAM STEEL CORPORATION, a Delaware corporation (together with its successors and assigns, the "Company"), hereby agrees with you as follows:

1.  DESCRIPTION OF NOTES AND COMMITMENT

     1.1.  Amendment of Original Note Purchase Agreements.

The Company entered into those separate Note Purchase Agreements dated as of September 15, 1995 (collectively, as amended by the Amendment to 1995 Note Purchase Agreement dated as of December 14, 1998, the "Original Note Purchase Agreements"), with each of the purchasers identified on Annex 1 thereto (such purchasers, including their successors or assigns from and after the Original Closing Date, are referred to collectively as the "Purchasers"). The Company and the Purchasers have agreed, pursuant to the Waiver and Second Amendment to Note Purchase Agreement, dated as of the date hereof (the "Waiver and Second Amendment"), entered into by the Company and the Purchasers, to amend and restate in full the Original Note Purchase Agreements, and to amend and restate in full the Original Notes of each Series in the respective forms attached hereto as

Exhibit A1, Exhibit A2 and Exhibit A3. The term "Note Purchase Agreements" as used herein shall mean this Agreement and the other Amended and Restated Note Purchase Agreements, as amended from time to time hereafter.

     1.2.  Description of Notes.

          (a) Original Notes. On the Original Closing Date, the Company authorized the issue and sale of

               (i) Seventy-Six Million Dollars ($76,000,000) in aggregate principal amount of its 6.96% Series A Senior Notes due December 15, 2002 (the "Original Series A Notes"), dated the date of issue, bearing interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof at the rate of six and ninety-six one-hundredths percent (6.96%) per annum, payable semi-annually on the fifteenth (15th) day of June and December in each year, commencing on the payment date next succeeding the date of such Original Series A Note, and at maturity, and bearing interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at a rate equal to the lesser of (A) the highest rate allowed by applicable law and (B) the rate of eight and ninety-six hundredths percent (8.96%) per annum;

               (ii) Fourteen Million Dollars ($14,000,000) in aggregate principal amount of its 7.07% Series B Senior Notes due December 15, 2005 (the "Original Series B Notes"), dated the date of issue, bearing interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof at the rate of seven and seven one-hundredths percent (7.07%) per annum, payable semi-annually on the fifteenth (15th) day of June and December in each year, commencing on the payment date next succeeding the date of such Original Series B Note, and at maturity, and bearing interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at a rate equal to the lesser of (A) the highest rate allowed by applicable law and (B) the rate of nine and seven one-hundredths percent (9.07%) per annum; and

               (iii) Sixty Million Dollars ($60,000,000) in aggregate principal amount of its 7.17% Series C Senior Notes due December 15, 2005 (the "Original Series C Notes"), dated the date of issue, bearing interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof at the rate of seven and seventeen one-hundredths percent (7.17%) per annum, payable semi-annually on the fifteenth (15th) day of June and December in each year, commencing on the payment date next succeeding the date of such

          Original Series C Note, and at maturity, and bearing interest on overdue principal and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at a rate equal to the lesser of (A) the highest rate allowed by applicable law and (B) the rate of nine and seventeen one-hundredths percent (9.17%) per annum.

               The Original Series A Notes, the Original Series B Notes and the Original Series C Notes are herein referred to collectively as the "Original Notes."

          (b) Amended Series A Notes. Pursuant to the Waiver and Second Amendment, the Company and the Purchasers have agreed to amend and restate the Original Series A Notes in the form attached hereto as Exhibit A1 (the "Amended Series A Notes," such term to include each Amended Series A Note delivered from time to time in accordance with any of the Note Purchase Agreements). The Amended Series A Notes shall be in an aggregate principal amount of Seventy-Six Million Dollars ($76,000,000). Each Amended Series A Note will:

               (i) be dated the most recent date on which interest shall have been paid on the Note surrendered in exchange for such Amended Series A Note or the lost, stolen, destroyed or mutilated Note in respect of which such Amended Series A Note is being issued;

               (ii) bear interest (computed on the basis of a 360-day year of twelve 30-day months) from such date to and including the Effective Date at the rate of six and ninety-six one-hundredths percent (6.96%) per annum, payable on November 15, 1999;

               (iii) bear interest at all times after the Effective Date and until (and including) the maturity date thereof (whether such maturity is scheduled or occurs by reason of acceleration or otherwise), at the rate of nine and seventy-one one-hundredths percent (9.71%) per annum, payable monthly on the fifteenth (15th) day of each month in each year (commencing on November 15, 1999) and at maturity;

               (iv) bear interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

                    (A) the highest rate allowed by applicable law, and

                    (B) eleven and seventy-one one-hundredths percent (11.71%)
               per annum;

               (v)  mature on December 15, 2002; and

               (vi) be in the form of the Amended Series A Note set out in Exhibit A1 hereto.

          (c) Amended Series B Notes. Pursuant to the Waiver and Second Amendment, the Company and the Purchasers have agreed to amend and restate the Original Series B Notes in the form attached hereto as Exhibit A2 (the "Amended Series B Notes," such term to include each Amended Series B Note delivered from time to time in accordance with any of the Note Purchase Agreements). The Amended Series B Notes shall be in an aggregate principal amount of Fourteen Million Dollars ($14,000,000). Each Amended Series B Note will:

               (i) be dated the most recent date on which interest shall have been paid on the Note surrendered in exchange for such Amended Series B Note or the lost, stolen, destroyed or mutilated Note in respect of which such Amended Series B Note is being issued;

               (ii) bear interest (computed on the basis of a 360-day year of twelve 30-day months) from such date to and including the Effective Date at the rate of seven and seven one-hundredths percent (7.07%) per annum, payable on November 15, 1999;

               (iii) bear interest at all times after the Effective Date and until (and including) the maturity date thereof (whether such maturity is scheduled or occurs by reason of acceleration or otherwise), at the rate of nine and eighty-two one-hundredths percent (9.82%) per annum, payable monthly on the fifteenth (15th) day of each month in each year (commencing on November 15, 1999) and at maturity;

               (iv) bear interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

                    (A) the highest rate allowed by applicable law, and

                    (B) eleven and eighty-two one-hundredths percent (11.82%)
               per annum;

               (v)  mature on December 15, 2005; and

               (vi) be in the form of the Amended Series B Note set out in Exhibit A2 hereto.

          (d) Amended Series C Notes. Pursuant to the Waiver and Second Amendment, the Company and the Purchasers have agreed to amend and restate the Original Series C Notes in the form attached hereto as Exhibit A3 (the "Amended Series C Notes," such term to include each Amended Series C Note delivered from time to time in accordance with any of the Note Purchase Agreements). The Amended Series C Notes shall be in an aggregate principal amount of Sixty Million Dollars ($60,000,000). Each Amended Series C Note will:

               (i) be dated the most recent date on which interest shall have been paid on the Note surrendered in exchange for such Amended Series C Note or the lost, stolen, destroyed or mutilated Note in respect of which such Amended Series C Note is being issued;

               (ii) bear interest (computed on the basis of a 360-day year of twelve 30-day months) from such date to and including the Effective Date at the rate of seven and seventeen one-hundredths percent (7.17%) per annum, payable on November 15, 1999;

               (iii) bear interest at all times after the Effective Date and until (and including) the maturity date thereof (whether such maturity is scheduled or occurs by reason of acceleration or otherwise), at the rate of nine and ninety-two one-hundredths percent (9.92%) per annum, payable monthly on the fifteenth (15th) day of each month in each year (commencing on November 15, 1999) and at maturity;

               (iv) bear interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

                    (A) the highest rate allowed by applicable law, and

                    (B) eleven and ninety-two one-hundredths percent (11.92%)
               per annum;

               (v)  mature on December 15, 2005; and

               (vi) be in the form of the Amended Series C Note set out in Exhibit A3 hereto.

          (e)  Interest Rate Adjustments.

               (i) Interest Payments under Credit Agreement. If at any time after the Effective Date the Credit Agreement shall be amended to provide that interest payments on the principal loan obligations under the Credit Agreement shall be paid quarterly (rather than monthly), the Company may, by giving written notice thereof to each holder of Notes, elect to pay interest on the Notes quarterly on the fifteenth (15th) day of March, June, September and December in each year, beginning with the period commencing on the interest payment date immediately following the date of such notice, provided that the unpaid principal amount of the Notes of each Series shall bear interest

                    (A) at all times from and after the first day of such
               quarterly interest period and until (and including) the maturity date thereof (whether such maturity is scheduled or occurs by reason of acceleration or otherwise) at a rate per annum equal to
               (1) the interest rate then applicable to the Notes plus (2) ten hundredths of one percent (.10%); and

                    (B) on any overdue principal (including any overdue
               prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate per annum equal to the lesser of (1) the highest rate allowed by applicable law, and (2) the interest rate then applicable to the Notes (after giving effect to the adjustment required by clause (A) above) plus two percent (2%).

          If following any adjustment pursuant to this Section 1.2(e)(i) the Credit Agreement shall be amended to provide for interest payments on the principal loan obligations under the Credit Agreement to be made monthly, the Company shall promptly provide written notice of such fact to all of the holders of the Notes and the interest payments on the Notes of each Series shall be adjusted, concurrently with the adjustment of the interest payments in respect of the principal loan obligations under the Credit Agreement, to be made on the dates, and at the rates (subject to subsection 1.2(e)(ii) below), provided in subsections 1.2(b)(iii), 1.2(c)(iii) and 1.2(d)(iii), respectively.

               (ii) SBQ Asset Sale. If the Company shall fail to make the SBQ Asset Sale Prepayment on or prior to January 31, 2001, the unpaid principal amount of the Notes of each Series shall bear interest

                    (A) at all times after January 31, 2001 and until (and
               including) the maturity date thereof (whether such maturity is scheduled or occurs by reason of acceleration or otherwise) at a rate per annum equal to (x) the interest rate then applicable to the Notes plus (y) one percent (1%), provided, however, that if the Company shall make the SBQ Asset Sale Prepayment after January 31, 2001, then at all times after the date of the SBQ Asset Sale Prepayment and until (and including) the maturity date of the Notes, the one percent (1%) increase in the interest rate applicable to the Notes referred to in clause (y) above shall be reduced to a fifty one-hundredths percent (.50%) increase; and

                    (B) on any overdue principal (including any overdue
               prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate per annum equal to the lesser of (1) the highest rate allowed by applicable law, and (2) the interest rate then applicable to the Notes (after giving effect to the adjustment required by clause (A) above) plus two percent (2%).

          (f) Notes. The term "Note" as used herein shall include each Note delivered pursuant to this Agreement and the other Note Purchase Agreements and each Note delivered in substitution or exchange for any such Note pursuant to Section 7.2 or Section 7.3 of this Agreement or any of the other Note Purchase Agreements, and shall be deemed, when reference is made to a date prior to the Effective Date, to be a reference to the Original Notes, and when reference is made to a date on or after the Effective Date, to be a reference to the Amended Series A Notes, Amended Series B Notes and Amended Series C Notes. The Amended Series A Notes, Amended Series B Notes and Amended Series C Notes are referred to collectively as the "Amended Notes."

     1.3.  The Closing.

          (a) Purchase and Sale of Notes. On the Original Closing Date, the Company agreed to sell to you and you agreed to purchase from the Company, in accordance with the provisions hereof, the aggregate principal amount of each Series of Notes set forth below your name on Annex 1 to the Original Note Purchase Agreements (in the amount or amounts and of the Series set forth therein) at one hundred percent (100%) of the principal amount thereof.

          (b) The Closing. The closing (the "Closing") of the Company's sale of Notes occurred on December 15, 1995 (the date of the Closing herein referred to as the "Original Closing Date"). At the Closing, the Company delivered to you one or more Notes (as set forth below your name on Annex 1 to the Original Note Purchase Agreements), in the Series and denominations indicated on Annex 1 to the Original Note Purchase Agreements, in the aggregate principal amount of your purchase, dated the Original Closing Date and payable to you or payable as indicated on Annex 1 hereto, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 2 hereto.

     1.4.  Purchase for Investment.

          (a) Purchase for Investment. On the Original Closing Date, you represented to the Company that you were purchasing the Notes listed on Annex 1 to the Original Note Purchase Agreements below your name for your own account for investment and with no present intention of distributing the Notes or any part thereof, but without prejudice to your right at all times to:

               (i) sell or otherwise dispose of all or any part of the Notes under a registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act; and

               (ii) have control over the disposition of all of your assets to the fullest extent required by any applicable insurance law.

     It is understood that when the Company made the representations set out in
     Section 2.14(a) hereof and Section 2.15 hereof on the Original Closing Date, the Company was relying, to the extent applicable, upon your representation as aforesaid.

          (b) ERISA.  On the Original Closing Date, you represented that:

               (i) you were acquiring the Notes for your own account with funds from your general account assets or from assets of one or more segments of such general account, as the case may be, and that, solely for purposes of determining whether such acquisition is a "prohibited transaction" (as provided for in section 406 of ERISA or section 4975 of the IRC) and in reliance on the representations of the Company set forth in Section 2.11(c)(ii) to the Original Note Purchase Agreement and the related disclosure of "employee benefit plans" set forth in
          Part 2.11(c)(ii) of Annex 3 to the Original Note Purchase Agreement, you have met all requirements for an exemption under DOL Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) in respect of such "employee benefit plans"; or

               (ii) if any part of the funds being used by you to purchase the Notes came from assets of an employee benefit plan (as defined in section 3 of ERISA) or a plan (as defined in section 4975(e)(1) of the
          IRC), that:

                    (A) if such funds are attributable to a "separate account"
               (as defined in section 3 of ERISA), then

                         (1) all requirements for an exemption under DOL
                    Prohibited Transaction Exemption 90-1, issued January 29, 1990 were met with respect to the use of such funds to purchase the Notes, or

                         (2) the employee benefit plans with an interest in such
                    separate account had been identified in a writing delivered by you to the Company;

                    (B) if such funds were attributable to a "separate account"
               (as defined in section 3 of ERISA) that was maintained solely in connection with fixed contracted obligations of an insurance company, any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) were not affected in any manner by the investment performance of the separate account; or

                    (C) if such funds were attributable to an "investment fund"
               managed by a "qualified plan asset manager" (as such terms are defined in Part V of DOL Prohibited Transaction Exemption 84-14, issued March 13, 1984), all requirements for an exemption under such Exemption are met with respect to the use of such funds to purchase the Notes; or

               (iii) such employee benefit plan was excluded from the provisions of section 406 of ERISA by virtue of section 4(b) of ERISA.

     1.5.  Expenses.

          (a) Generally. Whether or not the transactions contemplated hereby are consummated, the Company will promptly (and in any event within thirty
     (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, but not limited to:

               (i) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Financing

          Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection this Agreement, the Notes or any other Financing Document, or by reason of being a holder of any Note,

               (ii) the reasonable fees, costs and expenses, including reasonable attorneys' and reasonable financial advisors' fees, costs and expenses incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and

               (iii) the reasonable costs and expenses (including travel expenses) incurred in connection with the review, evaluation, negotiation, analysis, due diligence investigation or other activity related to any of the Financing Documents and the holders' and the Collateral Agent's rights and remedies thereunder (including any such activity occurring during any work-out or restructuring of the transactions contemplated hereby and by the Notes or during a bankruptcy, insolvency, reorganization or similar proceeding).

          (b) Counsel. Without limiting the generality of the foregoing, it is agreed and understood that the Company will pay, contemporaneously with the execution and delivery of the Waiver and Second Amendment on the Effective Date, each statement for reasonable fees and disbursements of your special counsel presented in connection with such execution and delivery and the Company will also pay, upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of your special counsel rendered after the Effective Date in connection with the Waiver and Second Amendment.

          (c) Broker's Fees. The Company agrees to indemnify and hold you harmless against any and all fees, expenses and costs of any broker or investment banker retained by the Company, if any, incurred in connection with the issuance and delivery of the Amended Notes, the execution and delivery of the Waiver and Second Amendment, or the transactions contemplated thereby.

          (d) Survival. The obligations of the Company under this Section 1.5 shall survive the payment or prepayment of the Notes and the termination hereof.

2.  WARRANTIES AND REPRESENTATIONS

     To induce the Purchasers to enter into the Original Note Purchase Agreements and to purchase the Original Notes, the Company warranted and represented, as of the Original Closing Date, as set forth in this Section 2. The following representations and warranties are historical in nature and included in this Agreement as a matter of convenience only. All such representations and warranties and related disclosure schedules were made only as of the Original Closing Date and the Company makes no representation or warranty in this Agreement as to whether such representations and warranties were true on the Original Closing Date or at any time thereafter. Solely for purposes of this Section 2 references to "this Agreement," "hereto," "hereof," and terms of similar import are to the Original Note Purchase Agreements.

     2.1.  Nature of Business.

     Except as set forth in Part 2.1 of Annex 3 hereto, the Private Placement Memorandum, dated June 1995 and prepared by Nationsbanc Capital Markets, Inc. (together with all exhibits and annexes thereto, the "Placement Memorandum") (a copy of which previously has been delivered to you), correctly describes the general nature of the business and principal Properties of the Company and the Subsidiaries as of the Original Closing Date.

     2.2.  Financial Statements; Debt; Material Adverse Change.

          (a) Financial Statements. The Company has delivered to you the consolidated balance sheets of the Company and its consolidated subsidiaries as of June 30 in the years 1990, 1991, 1992, 1993, 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended on such dates, all accompanied by opinions thereon by Ernst & Young, independent certified public accountants. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of such dates and the results of their operations and cash flows for such periods. All such financial statements include the accounts of all subsidiaries of the Company for the respective periods during which a subsidiary relationship has existed. Except as set forth in Part 2.2(a) of Annex 3 hereto, all Restricted Subsidiaries were subsidiaries of the Company during all of the periods covered by such financial statements.

          (b) Indebtedness. Part 2.2(b) of Annex 3 hereto correctly lists all outstanding Indebtedness of the Company and the Subsidiaries (showing which portion is classified as current under GAAP) as of the Original Closing Date.

          (c) Material Adverse Change. Since June 30, 1995, there has been no change in the business, prospects, profits, Properties or condition (financial or otherwise) of the Company or any of the Subsidiaries except changes in the ordinary course of business that, in the aggregate for all such changes, could not reasonably be expected to have a Material Adverse Effect.

     2.3.  Subsidiaries and Affiliates.

     Part 2.3 of Annex 3 hereto states:

          (a) the name of each Subsidiary (indicating which Subsidiaries are Restricted Subsidiaries), its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and each other Subsidiary; and

          (b) the name of each Affiliate that is a corporation, partnership or joint venture (other than Subsidiaries) and the nature of the affiliation.

Each of the Company and the Subsidiaries has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and nonassessable.

     2.4.  Pending Litigation.

     There are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal that, in the aggregate for all such proceedings, actions and investigations, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, or decree of any court, Governmental Authority or arbitration board or tribunal that, in the aggregate for all such defaults, could reasonably be expected to have a Material Adverse Effect.

     2.5.  Title to Properties.

          (a) Each of the Company and the Subsidiaries has good and marketable title to all of the real Property, and good title to all of the other Property, reflected in the most recent balance sheet referred to in Section 2.2(a) hereof (except as sold or otherwise disposed of in the ordinary course of business), except for such failures to have such good and marketable title as are immaterial to such financial statements and that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect. All such Property is free from Liens not permitted by Section 8.9 of the Original Note Purchase Agreements.

          (b) Each lease of real Property in the name or for the benefit of the Company or any Subsidiary is valid and subsisting and in full force and effect and good standing, except for such failures to be valid and subsisting and in full force and effect and good standing that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (c) Each of the Company and the Subsidiaries owns, possesses or has the right to use all of the patents, trademarks, service marks, trade names, copyrights and licenses, and rights with respect thereto, necessary for the present and currently planned future conduct of its business, without any known conflict with the rights of others, except for such failures to own, possess, or have the right to use, that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     2.6.  Taxes.

          (a) Returns Filed; Taxes Paid. All tax returns required to be filed by each of the Company and each Subsidiary and any other Person with which the Company or any Subsidiary files or has filed a consolidated return in any jurisdiction have in fact been filed on a timely basis, and all taxes, assessments, fees and other governmental charges upon each of the Company, such Subsidiary and any such Person, and upon any of their respective Properties, income or franchises, that are due and payable have been paid. Except as disclosed in Part 2.6(a) of Annex 3 hereto, the Company does not know of any proposed additional tax assessment against it or any such Person. All liabilities of the Company and such Persons with respect to federal income taxes have been finally determined except for the fiscal years 1989 through 1995, the only years not closed by the completion of an audit or the expiration of the statute of limitations.

          (b) Book Provisions Adequate. The amount of the liability for taxes reflected in the consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 1995 referred to in Section 2.2(a) hereof is an adequate provision for taxes (including, without limitation, any payment due pursuant to any tax sharing agreement) as are or may become payable by any one or more of the Company and its consolidated subsidiaries in respect of all tax periods ending on or prior to such date.

     2.7.  Full Disclosure.

     The financial statements referred to in Section 2.2(a) hereof do not, nor does this Agreement, the Placement Memorandum or any written statement furnished by or on behalf of the Company to you in connection with the negotiation of the sale of the Original Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Company has not disclosed to you in writing that has had or, so far as the Company can now reasonably foresee, could have a Material Adverse Effect.

     2.8.  Corporate Organization and Authority.

     Each of the Company and the Subsidiaries:

          (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

          (b) has all legal and corporate power and authority necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted;

          (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect; and

          (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, in each state where the failure to be so qualified or licensed and authorized and in good standing could reasonably be expected to have a Material Adverse Effect.

     2.9.  Restrictions on Company and Subsidiaries.

     Neither the Company nor any Subsidiary:

          (a) is a party to any contract or agreement, or subject to any charter or other corporate restriction that, in the aggregate for all such contracts, agreements, charter and corporate restrictions, could reasonably be expected to have a Material Adverse Effect;

          (b) is a party to any contract or agreement that restricts the right or ability of such corporation to incur Debt, other than this Agreement and the agreements listed in Part 2.9 of Annex 3 hereto, the terms of none of which is violated by the issuance of the Original Notes or the execution and delivery of, or compliance with, this Agreement by the Company; and

          (c) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by
     Section 8.9 hereof.

     2.10.  Compliance with Law.

     Neither the Company nor any Subsidiary is in violation of any law, ordinance, governmental rule or regulation to which it is subject, which violations, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     2.11.  ERISA.

          (a) Relationship of Vested Benefits to Pension Plan Assets. The present value of all benefits, determined as of the most recent valuation date for such benefits as provided in Section 8.11(c) hereof, vested under each Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits, determined as of such date as provided in Section 8.11(c) hereof.

          (b) ERISA Requirements.  Each of the Company and the ERISA Affiliates:

               (i) has fulfilled all obligations under the minimum funding standards of ERISA and the IRC with respect to each Pension Plan that is not a Multiemployer Plan;

               (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan;

               (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the IRC with respect to each Pension Plan and each Multiemployer Plan; and

               (iv) has not incurred any liability under Title IV of ERISA to the PBGC (other than in respect of required insurance premiums, all of which that are due having been paid), with respect to any Pension Plan, any Multiemployer Plan or any trust established thereunder.

     No Pension Plan, or trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA), whether or not waived, as of the last day of the most recently ended plan year of such Pension Plan.

          (c)  Prohibited Transactions.

               (i) The purchase of the Original Notes by you will not constitute a "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the IRC) that could subject any Person to the penalty or tax on prohibited transactions imposed by section 502 of ERISA or section 4975 of the IRC, and neither the Company or any ERISA Affiliate, nor any "employee benefit plan" (as hereinafter defined) of the Company or any ERISA Affiliate or any trust created thereunder or any trustee or administrator thereof, has engaged in any "prohibited transaction" that could subject any such Person, or any other party dealing with such employee benefit plan or trust, to such penalty or tax. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the representations in Section 1.3(b) hereof as to the source of funds used by you.

               (ii) Part 2.11(c)(ii) of Annex 3 hereto completely lists all ERISA Affiliates and all employee benefit plans with respect to which the Company or any "affiliate" (as hereinafter defined) is a "party-in-interest" (as hereinafter defined) or in respect of which the Original Notes could constitute an "employer security" (as hereinafter defined).

     As used in this Section 2.11(c), the terms "employee benefit plan" and "party-in-interest" have the meanings specified in section 3 of ERISA, "affiliate" has the meaning specified in section 407(d) of ERISA and section V of DOL Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995) and "employer security" has the meaning specified in section 407(d) of ERISA.

          (d) Reportable Events. No Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as defined in section 4043 of ERISA), with respect to any Pension Plan or trust created thereunder or with respect to any Multiemployer Plan, which reportable event or events will or could result in the termination of such Pension Plan or Multiemployer Plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof.

          (e) Multiemployer Plans. Except as set forth in Part 2.11(e) of Annex 3 hereto, neither the Company nor any ERISA Affiliate is an employer required to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred, or is expected to incur, any withdrawal liability (that has not previously been fully satisfied) under ERISA with respect to any Multiemployer Plan. None of the Multiemployer Plans referred to in such Part of Annex 3 hereto have been terminated under section 4041A of ERISA, have been placed in reorganization status under Title IV of ERISA or have been determined to be "insolvent" (as defined in section 4245 of ERISA).

          (f) Multiple Employer Pension Plans. Except as set forth in Part 2.11(f) of Annex 3 hereto, neither the Company nor any ERISA Affiliate is a "contributing sponsor" (as defined in section 4001 of ERISA) in any Multiple Employer Pension Plan and neither the Company nor any ERISA Affiliate has incurred (without fully satisfying the same), or reasonably expects to incur, withdrawal liability in respect of any such Multiple Employer Pension Plan listed in such Part of Annex 3 hereto, which withdrawal liability could have a Material Adverse Effect.

          (g) Foreign Pension Plan. No Foreign Pension Plans presently exist or existed in the past.

     2.12.  Certain Laws.

          (a) Investment Company Act. Neither the Company nor any Subsidiary is, or is directly or indirectly controlled by, or acting on behalf of any Person that is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (b) Holding Company Status. Neither the Company nor any Subsidiary is a "holding company" or an "affiliate" of a "holding company," or a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     2.13.  Environmental Compliance.

     Except as set forth in Part 2.13 of Annex 3 hereto:

          (a) Compliance - each of the Company and the Subsidiaries is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is presently doing business, and in which the failure so to comply could be reasonably expected to have a Material Adverse Effect;

          (b) Liability - neither the Company nor any of the Subsidiaries is subject to any liability under any Environmental Protection Laws that, in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

          (c) Notices - neither the Company nor any Subsidiary has received any

               (i) notice from any Governmental Authority by which any of its present or previously-owned or leased real Properties has been designated, listed, or identified in any manner by any Governmental Authority charged with administering or enforcing any Environmental Protection Law as a Hazardous Substance disposal or removal site, "Super Fund" clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law,

               (ii) notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to, any of its owned or leased real Properties, or

               (iii) summons, citation, notice, directive, letter, or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any real Property resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or otherwise disposing of any Hazardous Substance into the environment resulting in any material violation of any Environmental Protection Law, in each case where the effect of the matters that are the subject of any such notice, summons, citation, directive, letter or other communication could reasonably be expected to have a Material Adverse Effect.

     2.14.  Sale is Legal and Authorized; Obligations are Enforceable.

          (a) Sale is Legal and Authorized. Each of the issuance, sale and delivery of the Original Notes by the Company, the execution and delivery hereof by the Company and compliance by the Company with all of the provisions hereof and of the Original Notes:

               (i) is within the corporate powers of the Company; and

               (ii) is legal and does not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of, any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its Property may be bound.

          (b) Obligations are Enforceable. Each of this Agreement and the Original Notes has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by duly authorized officers of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability hereof and of the Original Notes may be:

               (i) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and

               (ii) subject to the availability of equitable remedies.

     2.15.  Governmental Consent.

     Neither the nature of the Company or any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Original Notes and the execution and delivery of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company as a condition to the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Original Notes.

     2.16.  Private Offering.

     Neither the Company nor NationsBanc Capital Markets, Inc. (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Original Notes or any similar Security of the Company, other than employees of the Company) has offered any of the Original Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you and one hundred twenty-five (125) other institutional investors, each of whom was offered all or a portion of the Original Notes at private sale for investment.

     2.17.  No Defaults.

          (a) The Original Notes. No event has occurred and no condition exists that, upon the issuance of the Original Notes and the execution and delivery of this Agreement, would constitute a Default or an Event of Default.

          (b) Charter Instrument, Other Agreements. Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or bylaw and neither the Company nor any Subsidiary is in violation in any respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound, except for violations which, in the aggregate for all such violations, could not reasonably be expected to have a Material Adverse Effect.

     2.18.  Use of Proceeds.

          (a) Use of Proceeds. The Company will apply the proceeds from the sale of the Original Notes in the manner specified in Part 2.18(a) of Annex 3 hereto.

          (b) Margin Securities. None of the transactions contemplated herein and in the Original Notes (including, without limitation, the use of the proceeds from the sale of the Original Notes) violates, will violate or will result in a violation of section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns, or with the proceeds of the sale of the Original Notes intends to own, carry or purchase, or refinance borrowings that were used to own, carry or purchase, any Margin Security, including Margin Securities originally issued by the Company or any Subsidiary. The obligations of the Company under this Agreement and the Original Notes are not and will not be secured by any Margin Security, and no Original Notes are being sold on the basis of any such collateral.

          (c) Absence of Foreign or Enemy Status. The Company is not an "enemy" or an "ally of the enemy" within the meaning of section 2 of the Trading with the Enemy Act (50 U.S.C. App. (S)(S) 1 et seq.), as amended. The Company is not in violation of, and neither the issuance and sale of the Original Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate, the Trading with the Enemy Act, as amended, or the International Emergency Economic Powers Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R., Subtitle B, Chapter V).

3.  INTENTIONALLY OMITTED

4.  HOLDERS' SPECIAL RIGHTS

     4.1.  Direct Payment.

     Notwithstanding anything to the contrary contained herein or in the Amended Notes, but subject to the terms of the Intercreditor Agreement, the Company will pay, or will direct the Collateral Agent to pay, all amounts payable with respect to each Amended Note held by an Institutional Investor (without any presentment of such Amended Notes and without any notation of such payment being made thereon) by crediting (prior to 11:00 a.m. local time of such Institutional Investor's bank), by federal funds bank wire transfer, the account of such Institutional Investor in any bank in the United States of America as may be designated in writing by such Institutional Investor, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such Institutional Investor. Your address on Annex 1 hereto will be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to direct payments as aforesaid. In all other cases, all amounts payable with respect to each Amended Note will be made by check mailed and addressed to the registered holder of each Amended Note at the address shown in the register maintained by the Company pursuant to Section 8.3 hereof. Each holder of Amended Notes agrees that, in the event it shall sell or transfer any Amended Note, it shall:

          (a) prior to the delivery of such Amended Note, make a notation thereon of all principal, if any, prepaid on such Amended Note and shall also note thereon the date to which interest shall have been paid on such Amended Note; and

          (b) promptly notify the Company of the name and address of the transferee of any such Amended Note so transferred and the effective date of such transfer.

     4.2.  Delivery Expenses.

     If any holder of Amended Notes surrenders any Amended Note to the Company pursuant hereto, the Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Amended Note and any Amended Note issued in substitution or replacement for the surrendered Amended Note.

     4.3.  Issuance Taxes.

     The Company will pay all taxes (other than any income taxes imposed upon any Purchaser) arising in connection with the issuance and sale of the Amended Notes or in connection with any modification of this Agreement and the Amended Notes, and will save each holder of Amended Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 4.3 shall survive the payment or prepayment of the Amended Notes and the termination hereof.

5.  PREPAYMENTS

     5.1.  Required Scheduled Prepayments.

          (a) Amended Series A Notes. There shall be no required scheduled prepayments in respect of the Amended Series A Notes. The entire principal amount of the Amended Series A Notes remaining outstanding on December 15, 2002, together with accrued unpaid interest thereon, shall be due and payable on such date.

          (b) Amended Series B Notes. The Company shall prepay, and there shall become due and payable, Three Million Five Hundred Thousand Dollars ($3,500,000) in aggregate principal amount of the Amended Series B Notes on December 15 in each year beginning on December 15, 2002 and ending on December 15, 2004, inclusive. Each such prepayment shall be at one hundred percent (100%) of the principal amount prepaid, together with interest accrued thereon to the date of prepayment. The entire principal amount of the Amended Series B Notes remaining outstanding on December 15, 2005, together with accrued unpaid interest thereon, shall be due and payable on such date.

          (c) Amended Series C Notes. There shall be no required scheduled prepayments in respect of the Amended Series C Notes. The entire principal amount of the Amended Series C Notes remaining outstanding on December 15, 2005, together with accrued unpaid interest thereon, shall be due and payable on such date.

     5.2.  Other Prepayments.

          (a) Optional Prepayments. The Company may at any time after the Original Closing Date prepay (without distinguishing among the different Series) the principal amount of the Amended Notes in part, in integral multiples of Five Million Dollars ($5,000,000), or in whole, in each case together with:

               (i) an amount equal to the Make-Whole Amount at such time in respect of the principal amount of each Series of the Amended Notes being so prepaid, and

               (ii) interest on such principal amount then being prepaid accrued to the prepayment date.

          (b) Special Prepayments. In any event wherein the Company requests from all of the holders of the Amended Notes (pursuant to Section 12.5 hereof) an amendment to, or waiver of (in each case setting forth in such request detailed information concerning the transaction or condition for which the amendment or waiver is requested), the Company's obligations hereunder that are permitted by the provisions of Section 12.5 to be amended or waived with consent of the Majority Holders, and the Majority Holders do not, within sixty (60) days of the date on which such request is made, grant their consent to the proposed amendment or waiver, the Company may prepay Amended Notes as set forth in this Section 5.2(b), provided that all of the following conditions are met:

               (i) the Company elects to prepay all, but not less than all, of the Amended Notes held by each holder of Amended Notes that shall have not consented to the proposed amendment or waiver; and

               (ii) the Company, within forty-five (45) days of the expiration of such sixty (60) day period contemporaneously prepays each holder of Amended Notes who has not consented to the proposed amendment or waiver in an amount equal to the aggregate principal amount of all Amended Notes of each Series held by such holder, together with interest accrued and unpaid on such principal amount and the Make-Whole Amount in respect of such principal amount of Amended Notes of each such Series.

          (c) Cash Flow Sweep Prepayments. In the event that any Secured Party acquires custody, control or possession of any payment constituting a Post-Default Cash Sweep Payment (as defined in the Intercreditor Agreement), such amount shall be paid over to the Collateral Agent for distribution as provided in Section 4.1(b) of the Intercreditor Agreement. Each amount received from the Collateral Agent as contemplated by this Section 5.2(c) in respect of the Amended Notes shall constitute an amount paid in respect of a prepayment of the Amended Notes which includes a principal amount, together with interest accrued thereon to the date of prepayment and the Make-Whole Amount in respect of such principal amount of Amended Notes of each such Series.

          (d) Disposition Prepayments. If the Collateral Agent receives any cash amounts as payments under the Security Documents or as proceeds of or otherwise constituting Collateral (including, without limitation, net proceeds received in connection with an Acceptable SBQ Asset Sale or any other Disposition (as defined in the Intercreditor Agreement as in effect on the Effective Date)), as more particularly described in Section 4.1(b) of the Intercreditor Agreement, such amounts shall be distributed as provided in Section 4.1(b) of the Intercreditor Agreement. Each amount received from the Collateral Agent as contemplated by this Section 5.2(d) in respect of the Amended Notes shall constitute an amount paid in respect of a prepayment of the Amended Notes which includes a principal amount, together with interest accrued thereon to the date of prepayment and the Make-Whole Amount in respect of such principal amount of Amended Notes of each such Series.

          (e) Equity Issuance Prepayments. In the event of any Equity Issuance by the Company, sixty percent (60%) of the Net Proceeds of such Equity Issuance shall be promptly paid over to the Collateral Agent for distribution as provided in Section 4.1(b) of the Intercreditor Agreement. Each amount received from the Collateral Agent as contemplated by this
     Section 5.2(e) in respect of the Amended Notes shall constitute an amount paid in respect of a prepayment of the Amended Notes which includes a principal amount, together with interest accrued thereon to the date of prepayment and the Make-Whole Amount in respect of such principal amount of Amended Notes of each such Series.

          (f) Effect of Prepayments. Each prepayment of principal of the Amended Notes pursuant to Section 5.2(a), Section 5.2(c), Section 5.2(d) and Section 5.2(e) hereof shall be applied first, to the principal amount of the Amended Notes of each Series due on the maturity date of the Amended Notes of such Series and second, in the case of the Amended Series B Notes, to the mandatory principal prepayments applicable to the Amended Series B Notes, as set forth in Section 5.1 hereof, in the inverse order of the maturity thereof. Each prepayment of principal of the Amended Notes of any Series pursuant to Section 5.2(b) and each purchase of Amended Notes pursuant to Section 8.7 hereof shall be applied ratably to the principal amount of the Amended Notes of such Series due on the maturity date of the Amended Notes of such Series and, in the case of the Amended Series B Notes, to each remaining mandatory principal prepayment required by Section
     5.1 hereof.

     5.3.  Notice of Optional Prepayment.

     The Company will give notice of each prepayment of the Amended Notes made pursuant to the provisions of Section 5.2 to each holder of Amended Notes (in the case of prepayments made pursuant to Section 5.2(a), Section 5.2(c), Section 5.2(d) and Section 5.2(e)) and to each holder of Amended Notes to be prepaid (in the case of prepayments made pursuant to Section 5.2(b)), in each case not less than thirty (30) days or more than sixty (60) days before the date fixed for prepayment, specifying:

          (a)  such date;

          (b) the Section hereof under which the prepayment is to be made;

          (c) the principal amount of each Amended Note to be prepaid on such date;

          (d) the interest to be paid on each such Amended Note, accrued to the date fixed for payment; and

          (e) a reasonably detailed calculation of an estimated Make-Whole Amount, if any (calculated as if the date of such notice was the date of prepayment), that would be due in connection with such prepayment.

Such notice of prepayment shall also certify all facts that are conditions precedent to any such prepayment. Further, with respect to any prepayment made pursuant to Section 5.2(c), 5.2(d) or 5.2(e) hereof, the notice required in the first sentence of this Section 5.3 shall be given within the time period specified to the extent practicable given the timing of the event or events triggering the obligations of the Company to make such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Amended Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the specified prepayment date. Two (2) Business Days prior to the making of any such prepayment, the Company shall deliver to each holder of Amended Notes to be prepaid a certificate of the Chairman, the Vice Chairman, a Vice President, the Treasurer or the President of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date, accompanied by a copy of any applicable documentation used in connection with determining the Make-Whole Discount Rate in respect of such prepayment.

     5.4.  Partial Prepayment Pro Rata.

     If at the time any required or optional prepayment under Section 5.1 or
Section 5.2(a), Section 5.2(c), Section 5.2(d) or Section 5.2(e) hereof is due there is more than one Amended Note outstanding, the aggregate principal amount of each required or optional partial prepayment of the Amended Notes shall be allocated among the holders of the Amended Notes at the time outstanding in proportion (without distinguishing among the different Series), as nearly as practicable, to the respective unpaid principal amounts of the Amended Notes then outstanding, with adjustments, to the extent practicable, to equalize for any prior prepayments not in such proportion.

     5.5.  Notation of Amended Notes on Prepayment.

     Upon any partial prepayment of an Amended Note, such Amended Note may, at the option of the holder thereof, be

          (a) surrendered to the Company pursuant to Section 7.2 hereof in exchange for a new Amended Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Amended Note,

          (b) made available to the Company for notation thereon of the portion of the principal so prepaid, or

          (c) marked by such holder with a notation thereon of the portion of the principal so prepaid.

In case the entire principal amount of any Amended Note is prepaid, such Amended Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Amended Note shall be issued in lieu of the prepaid principal amount of any Amended Note.

     5.6.  No Other Optional Prepayments.

     Except as provided in Section 5.2 hereof or in accordance with an offer made in compliance with Section 6 or Section 8.7 hereof, the Company shall not make any optional prepayment (whether directly or indirectly by purchase or other acquisition) in respect of the Amended Notes.

6.  CHANGE IN CONTROL PUT

     6.1.  Offer to Prepay upon Change in Control.

          (a) Notice and Offer.  In the event of either

               (i)  a Change in Control, or

               (ii) the obtaining of knowledge of a Control Event by the Company (including, without limitation, via the receipt of notice of a Control Event from any holder of Notes),

     the Company will, within three (3) Business Days of the occurrence of either of such events (or, in the case of any Change in Control the consummation or finalization of which would involve any action of the Company, at least thirty (30) days prior to such Change in Control), give written notice of such Change in Control or Control Event to each holder of Notes by registered mail and, simultaneously with the sending of such written notice, send a copy of such notice to each such holder via an overnight courier of national reputation. In the event of a Change in Control, such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay all, but not less than all, the Notes held by such holder on a date specified in such notice (the "Control Prepayment Date") that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice. If the Control Prepayment Date shall not be specified in such notice, the Control Prepayment Date shall be the thirtieth (30th) day after the date of such holder's first receipt of such notice. If the Company shall not have received a written response to such notice from each holder of Notes within ten (10) days after the date of posting of such notice to such holder of Notes, then the Company shall immediately send a second written notice via an overnight courier of national reputation to each such holder of Notes who shall have not previously responded to the Company. In no event will the Company take any action to consummate or finalize a Change in Control unless contemporaneously with such action the Company prepays all Notes required to be prepaid in accordance with Section 6.1(b) hereof.

          (b) Acceptance and Payment. To accept such offered prepayment, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than fifteen (15) days after the date of receipt by such holder of the latest written offer of such prepayment (it being understood that the failure by a holder to respond to such written offer of prepayment within such period of fifteen (15) days shall be deemed to constitute a rejection of such offer, provided that such deemed rejection shall not prejudice such holder's right to accept any subsequent offer).
     If so accepted, such offered prepayment shall be due and payable on the Control Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes, together with any Make-Whole Amount as of the Control Prepayment Date with respect thereto and interest on the Notes then being prepaid accrued to the Control Prepayment Date. Two (2) Business Days prior to the making of any such prepayment, the Company shall deliver to each holder of such Notes by facsimile transmission a certificate of the Chairman, the Chief Executive Officer, an Executive Vice President, a Vice President, the Treasurer or the

     President of the Company specifying the details of the calculation of such Make-Whole Amount as of the specified Control Prepayment Date, accompanied by a copy of any applicable documentation used in connection with determining the Make-Whole Discount Rate in respect of such prepayment.

          (c) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 6.1 shall be accompanied by a certificate, executed by the Chairman, the Chief Executive Officer, an Executive Vice President, a Vice President, the Treasurer or the President of the Company and dated the date of such offer, specifying:

               (i)  the Control Prepayment Date;

               (ii) the Section hereof under which such offer is made;

               (iii)  the principal amount of each Note offered to be prepaid;

               (iv) the interest that would be due on each such Note offered to be prepaid, accrued to the date fixed for payment;

               (v) a reasonably detailed calculation of an estimated Make-Whole Amount, if any (calculated as if the date of such notice was the date of prepayment), that would be due in connection with such offered prepayment;

               (vi) that the conditions of this Section 6.1 have been fulfilled; and

               (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

     6.2.  Effect of Prepayments.

     Each prepayment of principal of the Notes of any Series pursuant to Section
6.1 shall be applied ratably to the principal amount of the Notes of such Series due on the maturity date of the Notes of such Series and, in the case of the Amended Series B Notes, to each remaining mandatory principal prepayment required by Section 5.1 hereof.

7.  REGISTRATION; SUBSTITUTION OF NOTES

     7.1.  Registration of Notes.

     The Company will cause to be kept at its office, maintained pursuant to
Section 8.3 hereof, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, the outstanding principal amount and Series of each such Note, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

     7.2.  Exchange of Notes.

     Upon surrender of any Note at the office of the Company maintained pursuant to Section 8.3 hereof duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing, the Company will execute and deliver, within five
(5) Business Days after such surrender, at the Company's expense (except as provided below), new Notes in exchange therefor, of the same Series as such surrendered Note, in denominations of at least One Hundred Thousand Dollars ($100,000) (except as may be necessary to reflect any principal amount not evenly divisible by One Hundred Thousand Dollars ($100,000)), in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A1, Exhibit A2 or Exhibit A3 hereto, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

     7.3.  Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor (or of such Institutional Investor's nominee) of such ownership and such loss, theft, destruction or mutilation) and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is an Institutional Investor or a nominee of an Institutional Investor, such Institutional Investor's own unsecured agreement of indemnity shall be deemed to be satisfactory for such purpose), or

          (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense will execute and deliver, within five (5) Business Days after such receipt, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

8.  COMPANY BUSINESS COVENANTS

     The Company covenants that on and after the Effective Date and so long as any of the Notes shall be outstanding:

     8.1.  Payment of Taxes and Claims.

     The Company will, and will cause each Subsidiary to, pay before they become delinquent:

          (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property; and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property;

provided, that items of the foregoing description need not be paid

               (i) while being contested in good faith and by appropriate proceedings as long as adequate book reserves have been established and maintained and exist with respect thereto, and

               (ii) so long as the title of the Company or the Subsidiary, as the case may be, to, and its right to use, such Property, is not materially adversely affected thereby.

     8.2.  Maintenance of Properties and Corporate Existence.

     The Company will, and will cause each Subsidiary to:

          (a) Property - maintain its Property in good condition for its intended purpose, ordinary wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

          (b) Insurance - maintain, with Acceptable Insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types (including, without limitation, insurance with respect to losses arising out of Property loss or damage, public liability, business interruption, larceny, workers' compensation, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated, provided, however, that if an insurer is an Acceptable Insurer at the beginning of any policy period, it shall be deemed to remain an Acceptable Insurer for the balance of such policy period;

          (c) Financial Records - keep accurate books of records and accounts in which full and correct entries shall be made of all its business transactions and that will permit the provision of accurate and complete financial statements in accordance with GAAP;

          (d) Corporate Existence and Rights - do or cause to be done all things necessary

               (i) to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises, subject to
          Section 8.18 hereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and

               (ii) to maintain each Restricted Subsidiary as a Restricted Subsidiary, except as otherwise permitted by Section 8.18 hereof; and

          (e) Compliance with Law - not be in violation of any law, ordinance or governmental rule or regulation to which it is subject (including, without limitation, any Environmental Protection Law and OSHA) and not fail to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violation or failure to obtain could be reasonably expected to have a Material Adverse Effect.

     8.3.  Payment of Notes and Maintenance of Office.

     The Company will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company set forth in Section 12.1 hereof where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     8.4.  ERISA.

          (a) Compliance. The Company will, and will cause each ERISA Affiliate to, at all times with respect to each Pension Plan, make timely payment of contributions required to meet the minimum funding standard set forth in ERISA or the IRC with respect thereto, and to comply with all other applicable provisions of ERISA.

          (b) Relationship of Vested Benefits to Pension Plan Assets. The Company will not at any time permit the present value of all employee benefits vested under each Pension Plan to exceed the assets of such Pension Plan allocable to such vested benefits at such time, in each case determined pursuant to Section 8.4(c) hereof.

          (c) Valuations. All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Pension Plans and the present value of assets of Pension Plans will be reasonable in the good faith judgment of the Company and will comply with all requirements of law.

          (d) Prohibited Actions. The Company will not, and will not permit any ERISA Affiliate to:

               (i) engage in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the IRC) that would result in the imposition of a material tax or penalty;

               (ii) incur with respect to any Pension Plan any "accumulated funding deficiency" (as defined in section 302 of ERISA), whether or not waived;

               (iii) terminate any Pension Plan in a manner that could result in

                    (A) the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to section 4068 of ERISA, or

                    (B) the creation of any liability under section 4062 of
               ERISA;

               (iv) fail to make any payment required by section 515 of ERISA;
          or

               (v) at any time be an "employer" (as defined in section 3(5) of ERISA) required to contribute to any Multiemployer Plan if, at such time, it could reasonably be expected that the Company or any

          Restricted Subsidiary will incur withdrawal liability in respect of such Multiemployer Plan and such liability, if incurred, together with the aggregate amount of all other withdrawal liability as to which there is a reasonable expectation of incurrence by the Company or any Restricted Subsidiary under any one or more Multiemployer Plans, could reasonably be expected to have a Material Adverse Effect.

     8.5.  Line of Business.

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the businesses related to their present businesses or those that are substantially similar to their present businesses.

     8.6.  Transactions with Affiliates.

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     8.7.  Pro-Rata Offers.

          Except as provided in Section 5.2(b) above, the Company will not, and will not permit any Restricted Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Restricted Subsidiary or Affiliate shall have offered to acquire Notes, pro rata, from all holders of Notes and upon the same terms. In case the Company acquires any Notes, such Notes will immediately thereafter be cancelled and no Notes will be issued in substitution therefor.

     8.8.  Private Offering.

     The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issuance or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

     8.9.  Designation of Subsidiaries.

          (a) Right of Designation. Each Subsidiary acquired after the Effective Date that, as of the date of such acquisition or at any future date, meets all of the requirements of a Restricted Subsidiary, as set forth in the definition thereof, shall be deemed, on and after such date and without any further action by the Company or any holder of Notes, to have been designated by the Company as a Restricted Subsidiary. Each Subsidiary designated as a Restricted Subsidiary in Schedule 3.1 to the Waiver and Second Amendment and each other Restricted Subsidiary shall, so long as it shall continue to satisfy the requirements of the definition of Restricted Subsidiary, be a Restricted Subsidiary on and after the Effective Date and all other Subsidiaries, if any, listed in such Schedule 3.1 shall, subject to Section 8.9(b) hereof, be Unrestricted Subsidiaries on and after the Effective Date.

          (b) Right of Redesignation. Subject to the satisfaction of the requirements of Section 8.9(c) hereof, the Company shall have the right, with respect to each Subsidiary that is an Unrestricted Subsidiary as of the Effective Date, to designate such Subsidiary as a Restricted Subsidiary by delivering a written notice to such effect, signed by the Chairman, the Chief Executive Officer, an Executive Vice President, a Vice President or the President of the Company, to each holder of Notes. Any designation under and in accordance with this Section 8.9(b) shall become effective, for purposes of this Agreement, on the day that notice thereof shall have been mailed (postage prepaid, by registered or certified mail, return receipt requested) by the Company to each holder of Notes at the addresses as provided in Section 12.1 hereof. The Company shall not have the right to designate a Restricted Subsidiary as an Unrestricted Subsidiary.

          (c)  Designation Criteria.

               (i) No Unrestricted Subsidiary shall at any time after the Effective Date be designated as a Restricted Subsidiary unless:

                    (A) such Subsidiary at such time meets all of the
               requirements of a Restricted Subsidiary as set forth in the definition thereof; and

                    (B) immediately before and after, and after giving effect to such designation, and assuming that all Investments of, all obligations and liabilities of, and all Liens on the Property of, such Subsidiary being so designated were made or incurred contemporaneously with such designation, no Default or Event of Default exists or would exist.

               (ii) No Restricted Subsidiary shall at any time after the Effective Date be designated as an Unrestricted Subsidiary.

     8.10.  New Restricted Subsidiaries or Properties.

          (a) Guaranty Agreement. The Company will cause each Person that, after the Effective Date, becomes a direct or indirect Restricted

     Subsidiary of the Company, to become, promptly and in any event within ten
     (10) Business Days of becoming a Restricted Subsidiary, a Guarantor by executing and delivering an Accession Agreement.

          (b) Security Agreement and Stock Pledge Agreement. The Company will cause each Person that, after the Effective Date, becomes a direct or indirect Restricted Subsidiary of the Company, to become, promptly and in any event within ten (10) Business Days of becoming a Restricted Subsidiary, a Pledgor under (and as defined in) each of the Security Agreement and the Stock Pledge Agreement by executing and delivering to the Collateral Agent and to each holder of Notes an Accession Agreement, and to take all other actions necessary to perfect the Liens of the Collateral Agent in the Property of such Person pledged thereunder (including, without limitation, the filing of all appropriate Uniform Commercial Code financing statements, the recording of all appropriate documents with public officials, the payment of all fees and taxes, and the delivery to the Collateral Agent of all certificates and documents constituting Pledged Collateral (as defined in the Stock Pledge Agreement) together with all related stock powers that in the opinion of the Collateral Agent are necessary to create and preserve the Liens with respect to all of the capital stock of each domestic Restricted Subsidiary and at least 65% of the capital stock of each Restricted Subsidiary incorporated, and doing business, outside the United States of America, in accordance with the provisions of the Security Agreement and the Stock Pledge Agreement.

          (c) Future Real Property. The Company will, and will cause each Restricted Subsidiary to, promptly following the acquisition of any fee simple property, provide written notice thereof to the holders of the Notes and execute and deliver to the Collateral Agent a Mortgage in form and substance satisfactory to the Collateral Agent, creating a first priority Lien on such Property (including fixtures) in favor of the Collateral Agent, subject to no Liens, except to the extent permitted by Section 8.17(a), and provide to the Collateral Agent such customary lender's title insurance policies, environmental reports and other related documents as the Collateral Agent or the Majority Holders may reasonably request.

          (d) Assets Subject to Lien Restrictions. If at any time any Restricted Subsidiary is prohibited by contract from entering into the Guaranty Agreement, or the Company or any Restricted Subsidiary is prohibited by contract from granting a Lien on any of its unencumbered Property in favor of the Collateral Agent, the Company shall, or shall cause such Restricted Subsidiary to, use its good faith efforts to obtain a waiver of such prohibition and promptly execute an Accession Agreement or Security Document, as applicable, necessary to make such Restricted Subsidiary a Guarantor, or to make such Property a part of the Collateral, as the case may be, and to take all other actions necessary to perfect the Liens of the Collateral Agent in such additional Collateral.

          (e) Certificates Regarding Authorization, etc. Each Accession Agreement and each Security Document delivered by the Company or any Restricted Subsidiary pursuant to this Section 8.10 shall be accompanied by copies of the constitutive documents and corporate resolutions (or equivalent) of the Company or such Restricted Subsidiary authorizing the respective transactions contemplated thereby, in each case certified as true and correct by an officer of the Company or such Restricted Subsidiary.

          (f) Further Assurances. The Company will, at the request of the Majority Holders or the Collateral Agent, execute and deliver, or cause to be executed and delivered, such further instruments and do, or cause to be done, such further acts as the Majority Holders or the Collateral Agent deem necessary or advisable to maintain the priority and validity of the Lien of the Security Documents and to carry out more effectively the purposes of the Financing Documents.

     8.11.  Fixed Charge Coverage Ratio.

     The Company will not permit the Fixed Charge Coverage Ratio for any Four-Quarter Period specified in the following table to be less than or equal to the ratio corresponding to such period in the table:


               Four-Quarter Period Ending                          Minimum Ratio
-----------------------------------------------------------------------------------------
September 30, 1999                                                 1.05 to 1.00
-----------------------------------------------------------------------------------------
December 31, 1999                                                  1.05 to 1.00
-----------------------------------------------------------------------------------------
March 31, 2000                                                     1.05 to 1.00
-----------------------------------------------------------------------------------------
June 30, 2000                                                      1.05 to 1.00
-----------------------------------------------------------------------------------------
September 30, 2000                                                 1.05 to 1.00
-----------------------------------------------------------------------------------------
December 31, 2000                                                  1.05 to 1.00
-----------------------------------------------------------------------------------------
March 31, 2001                                                     1.10 to 1.00
-----------------------------------------------------------------------------------------
June 30, 2001                                                      1.10 to 1.00
-----------------------------------------------------------------------------------------
September 30, 2001                                                 1.20 to 1.00
-----------------------------------------------------------------------------------------
December 31, 2001 and                                              0.95 to 1.00
thereafter
-----------------------------------------------------------------------------------------

     8.12.  Minimum Consolidated EBITDA.

     The Company will not permit the aggregate amount of Consolidated EBITDA for any Four-Quarter Period specified in the following table to be less than the amount corresponding to such period in such table:

               Four-Quarter Period Ending                         Minimum EBITDA
-----------------------------------------------------------------------------------------
September 30, 1999                                                            $57,000,000
-----------------------------------------------------------------------------------------
December 31, 1999                                                             $57,000,000
-----------------------------------------------------------------------------------------
March 31, 2000                                                                $57,000,000
-----------------------------------------------------------------------------------------
June 30, 2000                                                                 $61,500,000
-----------------------------------------------------------------------------------------
September 30, 2000                                                            $61,500,000
-----------------------------------------------------------------------------------------
December 31, 2000                                                             $65,500,000
-----------------------------------------------------------------------------------------
March 31, 2001                                                                $66,000,000
-----------------------------------------------------------------------------------------
June 30, 2001                                                                 $64,000,000
-----------------------------------------------------------------------------------------
September 30, 2001                                                            $67,500,000
-----------------------------------------------------------------------------------------
December 31, 2001 and                                                         $71,000,000
thereafter
-----------------------------------------------------------------------------------------

     8.13.  Minimum Tangible Net Worth.

     The Company will not permit Consolidated Tangible Net Worth at any time to be less than (i) One Hundred Eighty-Eight Million Dollars ($188,000,000) plus
(ii) fifty percent (50%) of consolidated income from continuing operations (only if greater than Zero Dollars ($0)) of the Company and the Restricted Subsidiaries for each fiscal quarter of the Company ending after June 30, 1999, minus (iii) one hundred percent (100%) of consolidated net loss from discontinued operations (including any write-downs) of the Company and the Restricted Subsidiaries after June 30, 1999, plus (iv) sixty percent (60%) of the Net Proceeds from each Equity Issuance by the Company after June 30, 1999.

     8.14.  Capital Expenditures.

     The Company will not permit the aggregate amount of Capital Expenditures of the Company and the Restricted Subsidiaries to be greater than: (i) Thirty Million Dollars ($30,000,000) during the Company's fiscal year ending June 30, 2000; (ii) Thirty-Five Million Dollars ($35,000,000) during the Company's fiscal year ending June 30, 2001; and (iii) Forty Million Dollars ($40,000,000) during the Company's fiscal year ending June 30, 2002.

     8.15.  Debt to Consolidated EBITDA Ratio.

     The Company will not permit, for any Four-Quarter Period ending on or after the Performance Release Date, the Debt to Consolidated EBITDA Ratio to be greater than or equal to 3.50 to 1.00.

     8.16.  Debt.

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume, or permit or suffer to exist, any Debt other than the following:

          (a) Debt arising under this Agreement and the other Note Purchase Agreements, including Debt evidenced by the Amended Notes;

          (b) Debt existing or arising under the Credit Agreement, the Existing Reimbursement Agreements, the 1993 Notes and the other Transaction Documents; or

          (c) other Debt existing on the Effective Date and described in Part 2.2(b) of Annex 3 to the Waiver and Second Amendment;

          (d) Debt extending the maturity of, or refunding, refinancing or replacing, in whole or in part, any Debt of the Company or any Restricted Subsidiary described in the immediately preceding clauses (a) through (c) above on terms no more restrictive in the aggregate (as reasonably determined by the Majority Holders) to the Company or such Restricted Subsidiary, as applicable, than the terms of the Debt so extended, refunded, refinanced or replaced, and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing, replacement or extension;

          (e) Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary that is a Guarantor;

          (f) Debt in respect of Capitalized Lease obligations secured as permitted under Section 8.17(a)(xi) and Debt secured by Purchase Money Liens permitted under Section 8.17(a)(vii); provided that the aggregate outstanding principal amount of all such Debt does not exceed Thirty-five Million Dollars ($35,000,000) at any time;

          (g) Debt of a Person secured by real property or Debt of a Person represented by an industrial revenue bond financing, in each case where such Person becomes a Restricted Subsidiary of the Company or is merged with or into the Company or a then-existing Restricted Subsidiary, so long as such Debt was not incurred in anticipation of such Person becoming a Restricted Subsidiary or merging with the Company or a Restricted Subsidiary; and

          (h) Debt that is unsecured Debt and that is not otherwise permitted under any of the preceding clauses (a) through (g) in an aggregate amount not to exceed Twenty-Five Million Dollars ($25,000,000) at any time outstanding.

     8.17.  Liens.

          (a) Negative Pledge. The Company will not, and will not permit any Restricted Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise), any of their Property, whether now owned or hereafter acquired, to be subject to a Lien except:

               (i) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 8.1 hereof;

               (ii) Liens incurred or deposits made in the ordinary course of business

                    (A) in connection with workers' compensation, unemployment insurance, social security and other like laws, and

                    (B) to secure the performance of letters of credit, bids,
               tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 8.17(a)(iii)) hereof) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

               (iii)  Liens

                    (A) arising from judicial attachments and judgments,

                    (B) securing appeal bonds, supersedeas bonds, and

                    (C) arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose),

          provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and provided further that the aggregate amount so secured will not at any time exceed Ten Million Dollars ($10,000,000);

               (iv) Liens on Property of a Restricted Subsidiary, provided that such Liens secure only obligations owing to the Company or a Restricted Subsidiary that is a Guarantor;

               (v) Liens in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that such exceptions and encumbrances do not in the aggregate materially detract from the value of such Properties or materially interfere with the use of such Property in the ordinary conduct of the business of the Company and the Restricted Subsidiaries;

                 (vi) (A) Liens securing Debt in existence on the Effective Date and listed in Schedule 3.8 to the Waiver and Second Amendment, and

                    (B) Liens securing renewals, extensions (as to time) and
               refinancings of such Debt secured by such Liens listed in such Schedule, provided that (1)the amount of Debt secured by each such Lien is not increased in excess of the amount of Debt outstanding on the date of such renewal, extension or refinancing, (2) none of such Liens is, or is required to be, extended to include any additional Property of the Company or any Restricted Subsidiary as a condition to, or as a result of, such renewal, extension or refinancing, and (3) in the case of Debt existing under the Credit Agreement, the renewal, extension or refinancing of such Debt is permitted by, and is consummated in accordance with the provisions of, Section 4.10 of the Intercreditor Agreement; and

               (vii) Purchase Money Liens securing Debt incurred within the limitations of Section 8.16(f) hereof, so long as each such Purchase Money Lien secures Debt of the Company or a Restricted Subsidiary in an amount not exceeding one hundred percent (100%) of the cost of construction or acquisition of the particular Property to which such Debt relates (or, in the case of a Lien existing on any Property of any corporation the time it becomes a Restricted Subsidiary, the Fair Market Value of such Property at such time);

               (viii) Liens securing the Secured Obligations (as defined in the Omnibus Collateral Agreement);

               (ix) Liens arising by virtue of any statutory or common law provision relating to bankers' liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

               (x) Liens constituting intellectual property licenses entered into in the ordinary course of business;

               (xi) Liens securing Capitalized Lease obligations to the extent such Debt is permitted under Section 8.16(f), so long as any such Lien secures Debt of the Company or a Restricted Subsidiary in an amount not exceeding one hundred percent (100%) of the cost of construction or acquisition of the particular Property that is the subject of such Capitalized Lease;

               (xii) Liens securing Off Balance Sheet Liabilities which do not constitute Debt;

               (xiii) financing statements permitted to be signed or filed under Section 8.17(b);


               (xiv) leases and subleases of Property of the Company or a Restricted Subsidiary to other Persons entered into in the ordinary course of business; and

               (xv) Liens permitted under the express terms of the Security Documents.

          In addition, the Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Person to grant a security interest in, or assign its property to, the Collateral Agent, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, license or other contract, (ii) with respect to any Person which becomes a Subsidiary of the Company after the Effective Date, an agreement or other instrument of such Person existing at the time it becomes a Subsidiary, provided that such encumbrance or restriction is not applicable to any other Person, other than such Person becoming a Subsidiary and was not entered into in contemplation of such Person becoming a Subsidiary, (iii) this Agreement and the other Financing Documents, and (iv) any agreement of the Company or any Restricted Subsidiary existing on the Effective Date and any renewal or extension of any such agreement.

          (b) Financing Statements. The Company will not, and will not permit any Restricted Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Restricted Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 8.17 or to evidence for informational purposes a lessor's interest in Property leased to the Company or any such Restricted Subsidiary.

     8.18.  Mergers; Consolidations.

          The Company will not, and will not permit any Restricted Subsidiary to, merge with or into or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it; provided, however, so long as no Default or Event of Default exists at the time thereof, or would exist immediately after giving effect thereto, a Restricted Subsidiary may (x) merge into or consolidate with a Wholly-Owned Restricted Subsidiary that is a Guarantor and (y) merge with and into the Company so long as the Company is the survivor of such merger.

     8.19.  Disposition of Assets.

The Company will not, and will not permit any Restricted Subsidiary to, convey, sell, lease, sublease, transfer or otherwise dispose of any assets (including without limitation, capital stock of or other equity interests in any Subsidiary or other Person) except for:

          (a) sales of inventory in the ordinary course of business;

          (b) the sale, lease, sublease, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business;

          (c) the sale, lease, sublease, transfer or other disposition of assets to the Company or to a Wholly-Owned Restricted Subsidiary that is a Guarantor;

          (d) the sale of assets of the SBQ Division (Memphis/Cleveland) to the extent permitted under the express terms of the Intercreditor Agreement;

          (e) transfers of assets made as consideration for Permitted
     Investments;

          (f) the transfer by Cumberland Recyclers, LLC to BSE of the assets known as the "mega shredder" so long as: (i) the Company shall have given at least sixty (60) days prior written notice of such transfer to each holder of Notes; (ii) no Default or Event of Default exists at the time of such transfer; (iii) such transfer is made subject to the Lien of the Collateral Agent in such assets; and (iv) all actions required under the Security Agreement to maintain the validity, perfection, enforceability and priority and rank of such Lien in connection with such transfer are taken; and

          (g) other sales and dispositions of Property of the Company or any Restricted Subsidiary, so long as the Fair Market Value of such Property does not exceed Ten Million Dollars ($10,000,000) in the aggregate during any fiscal year of the Company.

     8.20.  Restricted Payments.

     The Company will not declare or make, or permit any Restricted Subsidiary to declare or make, any Restricted Payment; provided, however, that (a) Restricted Subsidiaries may declare and make Restricted Payments payable to the Company or any other Restricted Subsidiary that is a Guarantor, and (b) so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, the Company may declare and make cash dividends with respect to its common stock so long as (i) the aggregate amount of such cash dividends paid during any fiscal quarter of the Company does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) and (ii) immediately after giving effect to the payment of any such cash dividend, the aggregate amount of all cash dividends paid by the Company during the period commencing on July 1, 1999 and ending on the date of the payment of such cash dividend (excluding the cash dividend in the amount of $737,836.76 paid on August 9, 1999) would not exceed 50% of cumulative consolidated income from continuing operations of the Company and the Restricted Subsidiaries for such entire period.

     8.21.  Permitted Investments.

     The Company will not, and will not permit any Restricted Subsidiary to, make any Investment other than Permitted Investments.

     8.22.  Accounts with Financial Institutions other than the Banks.

     The Company shall not, and shall not permit any Subsidiary to, maintain any deposit account, savings account, investment account or other similar account with any financial institution or other Person except for the agent bank and the Banks under the Credit Agreement, excluding: (a) lockbox accounts existing as of the Effective Date and disclosed on Schedule 2.10 to the Omnibus Collateral Agreement the entire balances of which are automatically transferred on a daily basis to a deposit account of the Company maintained with such agent bank; and
(b) other deposit accounts so long as the balances of such deposit accounts do not exceed $150,000 in the aggregate at any time; provided, however, Birmingham Steel Overseas, Ltd. may maintain its existing deposit account with Barclay's Bank, PLC in Barbados in which the proceeds of foreign sales are deposited so long as (i) the balance of such account does not exceed One Million Dollars ($1,000,000) in the aggregate at any time and (ii) such Subsidiary remains qualified as a "foreign sales corporation" under Section 922 of the IRC.

     8.23.  Proceeds from Equity Issuances.

     The Company may use such portion of the Net Proceeds from any Equity Issuance which the Company is permitted to retain under the terms of the Intercreditor Agreement and the other applicable Transaction Documents (a) to fund Restricted Payments not otherwise permitted under Section 8.20, (b) to finance Investments not otherwise permitted under Section 8.21, (c) to finance Capital Expenditures not otherwise permitted under Section 8.14 and (d) for any other purpose not otherwise prohibited by this Agreement.

     8.24.  No Voluntary Reductions in Commitment.

          The Company will not, without the prior written consent of the Special Majority Holders, agree to any voluntary reduction of the Commitments as defined in Section 2.12 of the Credit Agreement, whether such voluntary reductions would be pursuant to such Section 2.12 or otherwise.

9.  INFORMATION AS TO COMPANY

     9.1.  Financial and Business Information.

     The Company will deliver to each holder of Notes:

          (a) Monthly Statements - promptly following, and in any event within thirty (30) days of, the end of each calendar month, the consolidated balance sheet of the Company and the Subsidiaries as at the end of such month and the related consolidated statement of income of the Company and the Subsidiaries for such month, all of which shall be certified by the Executive Vice President-Chief Financial Officer or Vice President-Finance and Control of the Company, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the date thereof and the results of operations for such month (without notes and subject to normal year-end adjustments), together with a cash analysis report substantially in the form of Exhibit N to the Credit Agreement;

          (b) Quarterly Statements - as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within forty-five (45) days thereafter, duplicate copies of:

               (i) a consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarter, and

               (ii) consolidated statements of income and cash flows of the Company and the Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (without notes and subject to normal year-end adjustments) applicable to quarterly financial statements generally, and certified as complete and correct, subject to changes resulting from year-end adjustments, by the Vice President-Finance and Control or Executive Vice President of the Company, and accompanied by the certificate required by Section 9.2 hereof;

          (c) Annual Statements - as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety-five (95) days thereafter, duplicate copies of:

               (i) a consolidated balance sheet of the Company and the Subsidiaries as at the end of such year, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and the Subsidiaries for such year,

     setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

               (iii) an opinion thereon of the accountants named in Section 2.2 hereof or other independent certified public accountants of recognized national standing selected by the Company, which opinion shall, without qualification, state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

               (iv) the certificates required by Section 9.2 and Section 9.3 hereof;

          (d) Company Business Plan -- On or before September 1 of each calendar year, commencing September 1, 2000, a copy of the Company's internal business plan for the fiscal year commencing on July 1 of such calendar year and ending on June 30 of the following year, such plan to include the Company's forecast on a month-by-month basis;

          (e) Effects of APB 30 - together with each financial statement required to be delivered pursuant to Section 9.1(a), Section 9.1(b) or
     Section 9.1(c) hereof, copies of such financial statements prepared by the Company in accordance with GAAP (without notes and subject to normal year-end adjustments) in all respects but which excludes the effect of the accounting entries made by the Company with respect to its financial statements for the fiscal year ending June 30, 1999 and as required under Accounting Principles Board Opinion No. 30 ("APB 30") solely to the extent relating to the SBQ Division. Each such financial statement shall disclose, in form and substance satisfactory to the Majority Holders, the resulting differences between such statement and one prepared entirely in accordance with GAAP;

          (f) Audit Reports - promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any management report, special audit report or comparable analysis prepared by them with respect to the books of the Company or any Subsidiary;

          (g) SEC and Other Reports - promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters and routine comment letters with respect to drafts of such statements, reports or prospectuses), and each amendment thereto, in respect thereof filed by the Company or any Subsidiary with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

          (h) ERISA - immediately upon becoming aware of the occurrence of any

               (i) "reportable event" (as defined in section 4043 of ERISA) or

               (ii) "prohibited transaction" (as defined in section 406 or section 4975 of the IRC)
     in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the DOL or the PBGC with respect thereto;

          (i) ERISA Waivers - prompt written notice of and a description of any request pursuant to section 303 of ERISA or section 412 of the IRC for, or notice of the granting pursuant to such section 303 or section 412 of, a waiver in respect of all or part of the minimum funding standard set forth in ERISA or the IRC, as the case may be, of any Pension Plan, and, in connection with the granting of any such waiver, the amount of any waived funding deficiency (as defined in such section 303 or such section 412) and the terms of such waiver, in each of the cases specified in this clause
     (i), where the effect of such conditions or events or of events or conditions related thereto could reasonably be expected to have a Material Adverse Effect;

          (j) Other ERISA Notices - prompt written notice of and, where applicable, a description of

               (i) any notice from the PBGC in respect of the commencement of any proceedings pursuant to section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan,

               (ii) any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof,

               (iii) the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA,

               (iv) any Multiemployer Plan becoming "insolvent" (as defined in section 4245 of ERISA) under Title IV of ERISA,

               (v) the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith, and

               (vi) the withdrawal of the Company or any ERISA Affiliate from any Multiple Employer Pension Plan and the withdrawal liability under ERISA incurred in connection therewith;

     in each of the cases specified in the foregoing clauses (i) through (vi), inclusive, where the effect of such conditions or events or of events or conditions related thereto could reasonably be expected to have a Material Adverse Effect;

          (k) Notice of Default or Event of Default - immediately upon becoming aware of the existence of any condition or event that constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof or of such failure and what action the Company is taking or proposes to take with respect thereto;

          (l) Notice of Claimed Default - immediately upon becoming aware that the holder of any Note, or of any evidence of indebtedness or other Security of the Company or any Subsidiary, shall have given notice or taken any other action with respect to a claimed Default, Event of Default, default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default, Event of Default, default or event of default and what action the Company is taking or proposes to take with respect thereto;

          (m) Notice of Violation of Environmental Protection Law - promptly upon becoming aware of the existence of any violation by the Company or any Subsidiary of any Environmental Protection Law that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature and period of such violation and what action any one or more of the Company and such Subsidiary, as the case may be, are taking or propose to take with respect thereto;

          (n) Information furnished to Banks, etc. - not later than the time furnished to any of the Banks or any agent acting for the Banks under the Credit Agreement, copies of each report, statement, document, notice or other item furnished pursuant to Article VIII of the Credit Agreement or any related instrument, agreement or other document;

          (o) Monthly Financial Report - as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a copy of the "Financial Report" (the Company's monthly internal operating report) together with the schedules that are supplemental thereto; and

          (p) Requested Information - with reasonable promptness, such other data and information as from time to time may be reasonably requested by any holder of Notes, including, without limitation,

               (i) copies of any statement, report or certificate furnished to any holder of Debt of the Company or any Subsidiary,

               (ii) information requested to comply with any request of the National Association of Insurance Commissioners in respect of the designation of the Notes, and

               (iii)  information requested to comply with 17 C.F.R.
          (S)230.144A, as amended from time to time,

     (any such request with respect to the data and information referred to in the foregoing clauses (i), (ii) and (iii) being deemed to be reasonable for purposes of this clause (p)).

     9.2.  Officers' Certificates.

     Each set of financial statements delivered to each holder of Notes pursuant to Section 9.1(b) or Section 9.1(c) hereof shall be accompanied by a certificate of the Vice President-Finance and Control or the Executive Vice President-Chief Financial Officer of the Company setting forth:

          (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 8.11 through Section 8.17 hereof, inclusive, and Sections 8.19, 8.20 and 8.23 during the period covered by the income statement then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amounts, ratio or percentage then in existence); and

          (b) Event of Default - a statement that the signers have reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     9.3.  Accountants' Certificates.

     Each set of annual financial statements delivered pursuant to Section 9.1(c) shall be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and stating further, whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof.

     9.4.  Quarterly Review With Financial Advisor.

Within ten (10) Business Days of the delivery of the financial statements provided pursuant to Section 9.1(b) for each quarterly period ending on or prior to an Acceptable SBQ Asset Sale, the Company will cause its Chief Financial Officer or Vice President-Finance and Control to meet, either in person at the Company's executive office or via telephone conference call, with a representative of Nightingale or such other Person designated by the Majority Holders to discuss the Company's financial condition and results of operations as such condition and results of operations relate to the Company's projections for such items previously delivered to Nightingale or the holders of the Notes. The Company agrees to pay, for each such quarterly period, Nightingale's fees in connection with such review and any reporting thereof to the holders of the Notes in an amount not to exceed Three Thousand Dollars ($3,000), plus its reasonable out-of-pocket costs and expenses in connection therewith.

     9.5.  Inspection.

     The Company will permit the representatives of each holder of Notes, once only during each fiscal quarter of the Company at such reasonable time as may be requested by such holder, to visit and inspect any of the Properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss the finances and affairs of the Company and the Subsidiaries), provided that during any time when an Event of Default exists, any such inspection or visit shall be at the expense of the Company and may be made as often as may be requested.

10.  EVENTS OF DEFAULT

     10.1.  Nature of Events.

     An "Event of Default" shall exist if any of the following occurs and is continuing:

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

          (a) Principal or Make-Whole Amount Payments - the Company shall fail to make any payment of principal or Make-Whole Amount on any Note on or before the date such payment is due;

          (b) Certain Prepayments - the Company shall fail to fulfill any of its obligations set forth in Section 6.1 hereof;

          (c) Interest Payments - the Company shall fail to make any payment of interest on any Note on or before five (5) Business Days after the date such payment is due;

          (d) Other Defaults - the Company or any Subsidiary shall fail to comply with any other provision of this Agreement or any other Financing Document, and such failure shall continue for more than thirty (30) days after such failure shall first become known to any officer of the Company;

          (e) Warranties or Representations - any warranty, representation or other statement by or on behalf of the Company contained in this Agreement or any other Financing Document or in any instrument furnished in compliance with or in reference to this Agreement or any other Financing Document shall have been false or misleading in any material respect when made or deemed made;

          (f) Default on Debt or Other Security -

               (i) the Company or any Restricted Subsidiary shall fail to make any payment on any Debt when due, or

               (ii) any event shall occur or any condition shall exist in respect of Debt or any Security of the Company or any Restricted Subsidiary, or under any agreement securing or relating to such Debt or Security, that immediately or with any one or more of (x) the passage of time, (y) the giving of notice or (z) the expiration of waivers or modifications granted in respect of such event or condition:

                    (A) causes (or permits any one or more of the holders
               thereof or a trustee therefor to cause) such Debt or Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment; or

                    (B) permits any one or more of the holders thereof or a
               trustee therefor to require the Company or any Restricted Subsidiary to repurchase such Debt or Security;

          provided that either such Debt is outstanding under the Credit Agreement or the aggregate amount of all obligations in respect of such Debt and Securities exceeds at such time Ten Million Dollars ($10,000,000); provided, further, however, this clause (ii) shall not be deemed to apply to the Debt evidenced by the industrial revenue bonds described in Schedule 3.8 to the Waiver and Second Amendment which are supported by letters of credit issued for the account of the Company or American Steel & Wire Corporation;

          (g) Involuntary Bankruptcy Proceedings -

               (i) a receiver, liquidator, custodian or trustee of the Company, or any Restricted Subsidiary, or of all or any of the Property of either, shall be appointed by court order and such order remains in effect for more than forty-five (45) days; or an order for relief shall be entered with respect to the Company or any Restricted Subsidiary, or the Company or any Restricted Subsidiary shall be adjudicated a bankrupt or insolvent,

               (ii) any of the Property of the Company or any Restricted Subsidiary shall be sequestered by court order and such order remains in effect for more than forty-five (45) days, or

               (iii) a petition shall be filed against the Company or any Restricted Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within forty-five (45) days after such filing;

          (h) Voluntary Petitions - the Company or any Restricted Subsidiary shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law;

          (i) Assignments for Benefit of Creditors, etc. - the Company or a Restricted Subsidiary shall make an assignment for the benefit of its creditors, or shall admit in writing its inability, or shall fail, to pay its debts generally as they become due, or shall consent to the appointment of a receiver, liquidator or trustee of the Company or a Restricted Subsidiary or of all or any part of the Property of either;

          (j) Undischarged Final Judgments - a final judgment or final judgments for the payment of money aggregating in excess of Ten Million Dollars ($10,000,000) shall be outstanding against one or more of the

     Company and the Restricted Subsidiaries and any one of such judgments shall have been outstanding for more than thirty (30) days from the date of its entry and shall not have been discharged in full or stayed; or

          (k)  Other Financing Documents -

               (i) the Guaranty Agreement or any Security Document shall cease to be in full force and effect or shall be declared by a court or Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against the Company or any Restricted Subsidiary which is a party to such Financing Document;

               (ii) the Company or any Restricted Subsidiary shall disavow, revoke or terminate any Financing Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Financing Document; or

               (iii) the Collateral Agent shall, for a period of thirty (30) days, cease to have a valid and perfected first-priority security interest (subject only to Liens permitted by the Financing Documents) in Collateral having an aggregate book value in excess of Five Million Dollars ($5,000,000), or in any other material portion of the Collateral, for any reason other than the failure of the Collateral Agent to take any action within its control.

     10.2.  Default Remedies.

          (a) Acceleration on Event of Default.

               (i) If an Event of Default specified in clause (g), (h) or (i) of
          Section 10.1 hereof shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and, to the extent permitted by law, the Make-Whole Amount at such time with respect to the principal amount of such Notes, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

               (ii) If an Event of Default other than those specified in clause
          (g), (h) or (i) of Section 10.1 hereof shall exist, the holder or holders of at least thirty-five percent (35%) in principal amount of the Notes then outstanding (exclusive of Notes then owned by any one or more of the Company, any Restricted Subsidiary or any Affiliate) may exercise any right, power or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes.

          (b) Acceleration on Payment Default. During the existence of an Event of Default described in Section 10.1(a), Section 10.1(b) or Section 10.1(c) hereof, and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 10.2(a)(ii) hereof, any holder of Notes that shall have not consented to any waiver with respect to such Event of Default may, at its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes.

          (c) Valuable Rights. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

          (d) Other Remedies. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 10.2(a)(ii) hereof and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights under this Agreement, under such Notes and under the other Financing Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein, provided that the maturity of such holder's Notes may be accelerated only in accordance with
     Section 10.2(a) and Section 10.2(b) hereof.

          (e) Nonwaiver and Expenses. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. If the Company shall fail to pay when due any principal of, or Make-Whole Amount or interest on, any Note, or shall fail to comply with any other provision hereof, the Company shall pay to each holder of Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Notes or in otherwise assessing, analyzing or enforcing any rights or remedies that are or may be available to it.

     10.3.  Annulment of Acceleration of Notes.

     If a declaration is made pursuant to Section 10.2(a)(ii) hereof, then and in every such case, the holders of sixty-six percent (66%) in aggregate principal amount of the Notes then outstanding (exclusive of Notes then owned by any one or more of the Company, any Restricted Subsidiaries and any Affiliates) may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

          (b) all arrears of interest upon all the Notes and all other sums payable hereunder and under the Notes (except any principal of, or interest or Make-Whole Amount on, the Notes that shall have become due and payable by reason of such declaration under Section 10.2(a)(ii) hereof) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been waived pursuant to Section 12.5 hereof or otherwise made good or cured,

and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

11.  INTERPRETATION OF THIS AGREEMENT

     11.1.  Terms Defined.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          Acceptable Insurer - means any financially sound and reputable insurance company accorded a rating by A.M. Best Company of "A-" or better and a size rating of "VI" or better (or a comparable rating by any comparable successor rating agency).

          Acceptable SBQ Asset Sale - means a sale by the Company of the SBQ Division (Memphis/Cleveland).

          Accession Agreement - means an Accession Agreement in the form attached as Exhibit F to the Omnibus Collateral Agreement.

          Affiliate - means, at any time, a Person (other than a Restricted Subsidiary)

          (a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company,

          (b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company, or

          (c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary, at such time.

     As used in this definition:

                Control - means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          Agreement, this - means this agreement, as it may be amended and restated from time to time.

          AIR - means American Iron Reduction, L.L.C., a limited liability company organized under the laws of the State of Delaware.

          Amended Notes - Section 1.2(f).

          Amended Series A Notes - Section 1.2(a).

          Amended Series B Notes - Section 1.2(b).

          Amended Series C Notes - Section 1.2(c).

          Banks - means the lending institutions listed on the signature pages of the Credit Agreement and their respective successors and assigns.

          Board of Directors - means, at any time, the board of directors of the Company or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

          BSE - means Birmingham Southeast, LLC, a limited liability company organized under the laws of the State of Delaware.

          Business Day - means a day other than a Saturday, a Sunday or, if the provisions of Section 4.1 hereof are applicable with respect to any Note, a day on which the bank designated (by the holder of such Note) to receive (for such holder's account) payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

          Capital Expenditures - means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years, and shall include all Capitalized Lease obligations.

          Capitalized Lease - means, at any time, a lease with respect to which, under GAAP, the lessee is or will be required to recognize the acquisition of an asset and the incurrence of a liability at such time.

          Change in Control - means any Acquisition subsequent to the Original Closing Date by any Person, or related Persons constituting a "group" (as such term is defined in section 13(d) of the Securities Exchange Act of 1934), of

          (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors (other than the normal acquisition of proxies by the then current Board of Directors), through beneficial ownership of the capital stock of the Company or otherwise, or

          (b) all or substantially all of the properties and assets of the Company;

provided, however, that a Change in Control pursuant to the foregoing clause (b) shall not be deemed to have occurred if no Person, or related Persons constituting a "group" for purposes of section 13(d) of the Securities Exchange Act of 1934, shall have the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of such successor or transferee.


     For purposes of this definition "Acquisition" of the power or properties and assets stated in the preceding sentence means the earlier of

               (i)  the actual possession thereof and

               (ii) the consummation of any transaction or series of related transactions which, with the passage of time, will give such Person or Persons the actual possession thereof.

     Closing - Section 1.3.

     Collateral - has the meaning specified in the Intercreditor Agreement.

     Collateral Agent - has the meaning specified in the Intercreditor
Agreement.

     Commitment - has the meaning specified in the Credit Agreement as in effect on the Effective Date.

     Company - has the meaning specified in the introductory sentence hereof.

     Consolidated EBITDA - means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) the aggregate amount of (i) taxes imposed on, or measured by, income or excess profits, (ii) Consolidated Interest Expense, and (iii) depreciation and amortization for such period (to the extent, and only to the extent, that any such amount in clauses (i), (ii) or (iii) was deducted in the computation of Consolidated Net Income for such period), in each case accrued for such period by the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons.

     Consolidated EBITDAR - means, for any period, the sum of (a) Consolidated EBITDA for such period, plus (b) Rental Expense for such period (to the extent, and only to the extent, deducted in the computation of Consolidated Net Income for such period).

     Consolidated Interest Expense - means, for any period, all interest charges for such period accrued on or with respect to Debt of the Company and the Restricted Subsidiaries (including, without limitation, amortization of debt discount and expense and imputed interest on Capitalized Lease obligations).

     Consolidated Net Income - means, with respect to the Company and the Restricted Subsidiaries for any period of computation thereof, the net income (or loss) of the Company and the Restricted Subsidiaries on a consolidated basis for such period; provided, however, that the following shall be excluded when determining Consolidated Net Income:

          (a) any item of gain or loss resulting from the sale, conversion or other disposition of plant, property and equipment;

          (b) gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Company and the Restricted Subsidiaries;

          (c) the income (or loss) for such fiscal period of any Person prior to the date such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of the Restricted Subsidiaries, or such Person's assets are acquired by the Company or any of the Restricted Subsidiaries;

          (d)  any write-up of any asset;

          (e) any other net gains or losses of an extraordinary nature as determined in accordance with GAAP;

          (f) any earnings attributable to the amortization of negative goodwill;

          (g) that portion of net earnings of any Restricted Subsidiary that is unavailable for payment as dividends to the Company or another Restricted Subsidiary as a result of a legal or contractual prohibition, unless such portion of such net earnings is legally available for either: (x) reimbursement to the Company or another Restricted Subsidiary for advances, loans or allocated expenses, or (y) advances or loans to the Company or another Restricted Subsidiary;

          (h) pre-operating/start-up costs as would be set forth in the financial statements of the Company and the Restricted Subsidiaries for such period prepared in accordance with GAAP; provided, however, the amount of such costs excluded for a fiscal quarter occurring during any such period shall not exceed the following amounts: (w) $10,000,000 for the fiscal quarter ending on September 30, 1999; (x) $8,000,000 for the fiscal quarter ending December 31, 1999; (y) $5,000,000 for the fiscal quarter ending March 31, 2000; and (z) $0 for each fiscal quarter ended thereafter;

          (i) any losses on disposal of the SBQ Division; and

          (j) any non-cash charges relating to the restructuring of, or write-down of the investments of the Company in, AIR and PCR.

For purposes of calculating Consolidated Net Income, the amount shall include income from both continuing and discontinued operations, except that adjustments to the allowance for discontinued operations and the related tax effects shall be excluded from such amount.

     Consolidated Tangible Net Worth - means (a) the Company's stockholder's equity which would appear as such on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP less (b) all intangible items reflected therein, including all goodwill, all intangible plant expansion costs, all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, patents, trademarks, service marks, trade names and copyrights, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

     Control Event - means the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change in Control.

     Control Prepayment Date - Section 6.1.

     Credit Agreement - means that certain Credit Agreement dated as of March 17, 1997, by and among the Company, Bank of America, N.A., as agent, and the Banks, as may be amended, restated or modified from time to time.

     Debt - means, with respect to a Person and at the time of determination thereof, all of the following (without duplication):

          (a) obligations of such Person in respect of money borrowed;

          (b) obligations of such Person (other than trade debt incurred in the ordinary course of business), (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property;

          (c) obligations of such Person in respect of mandatorily redeemable Securities issued by such Person;

          (d) Capitalized Lease obligations of such Person;

          (e) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); and

          (f) all Debt of other Persons which (i) such Person has Guaranteed or
     (ii) are secured by a Lien on any property of such Person (whether or not such Person has assumed liability with respect to such Debt).


     Debt to Consolidated EBITDA Ratio - means, for any Four-Quarter Period of determination, the ratio of (a) Debt of the Company and the Restricted Subsidiaries as determined on a consolidated basis at the end of such period to
(b) Consolidated EBITDA for such period.

     Default - means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     DOL - means the Department of Labor of the United States of America or any successor organization thereof.

     Dollars or $ - means United States of America dollars.

     Effective Date -  means October 12, 1999.

     Environmental Protection Law - means any federal, state, county, regional or local law, statute or regulation (including, without limitation, CERCLA, RCRA and SARA) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Substances, and any regulations, issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

     As used in this definition:

                CERCLA - means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (by SARA or otherwise), and all rules and regulations promulgated in connection therewith.

                RCRA - means the Resource Conservation and Recovery Act of 1976, as amended from time to time, and all rules and regulations issued in connection therewith.

                SARA - means the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

     Equity Issuance - has the meaning specified in the Intercreditor Agreement (as in effect on the Effective Date).

     ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA Affiliate - means any corporation or trade or business that

          (i) is a member of the same controlled group of corporations (within the meaning of section 414(b) of the IRC) as the Company, or

          (ii) is under common control (within the meaning of section 414(c) of the IRC) with the Company.

  Event of Default - Section 10.1.

  Existing Reimbursement Agreements - means (a) that certain Amended and Restated Reimbursement Agreement, dated as of October 12, 1999, among the Company, American Steel & Wire Corporation and Bank of America, N.A., (b) that certain Reimbursement Agreement, dated as of October 1, 1996, between PNC Bank, National Association successor to PNC Bank, Kentucky, Inc. and the Company, and
(c) that certain Reimbursement Agreement, dated as of August 15, 1995, between the Company and PNC Bank, National Association, successor to PNC Bank, Kentucky, Inc.

  Fair Market Value - means, at any time, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

  Financing Documents - means this Agreement, the Notes, the Omnibus Collateral Agreement, the Guaranty Agreement, the Intercreditor Agreement, the Security Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified from time to time.

  Fixed Charge Coverage Ratio - means, with respect to any period of determination, the ratio of (a) Consolidated EBITDAR for such period to (b) the sum of (i) Consolidated Interest Expense for such period plus (ii) Rental Expense for such period plus (iii) the aggregate amount of all scheduled principal payments on

Debt made by the Company and the Restricted Subsidiaries during such period (excluding any payments made by the Company to PNC Bank, National Association in respect of reimbursement obligations owing in connection with Irrevocable Letter of Credit No. 14321 dated August 30, 1995 issued by PNC Bank, Kentucky, Inc. for the benefit of PNC Bank, Kentucky, Inc. (predecessor to The Chase Manhattan Trust Company, National Association), as Trustee and having an initial stated amount of $10,493,151), plus (iv) the aggregate amount of all cash dividends paid by the Company with respect to any of its capital stock during such period.

  Foreign Pension Plan - means any plan, fund or other similar program

          (a) established or maintained outside of the United States of America by any one or more of the Company or the Subsidiaries primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement, and

          (b)  not otherwise subject to ERISA.

  Four-Quarter Period - means a period of four full consecutive fiscal quarters of the Company and the Restricted Subsidiaries, taken together as one accounting period, and unless set forth herein to the contrary, shall mean the four full consecutive fiscal quarters of the Company and the Restricted Subsidiaries ending on (or most recently ending before) the date of any computation of any given financial ratio or covenant contained herein.

  GAAP - means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

  Governmental Authority - means

          (a)  the government of

                (i) the United States of America and any State or other political subdivision thereof, or

                (ii) any jurisdiction (y) in which the Company or any Subsidiary conducts all or any part of its business or (z) that asserts jurisdiction over the conduct of the affairs or Properties of the Company or any Subsidiary, or

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     Guarantor - means, at any time, any Restricted Subsidiary that is a Guarantor at such time under the Guaranty Agreement.

     Guaranty - means with respect to any Person (for the purposes of this definition, the "Guarantor") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by the Guarantor:

          (a) to purchase such indebtedness or obligation or any Property or assets constituting security therefor;

          (b)  to advance or supply funds

                (i) for the purpose of payment of such indebtedness or obligation, or

                (ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty.

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     Guaranty Agreement - means that certain Guaranty Agreement, dated as of the
Effective Date, entered into by each of the Restricted Subsidiaries identified on the signature pages thereto in favor of the Collateral Agent, as the same may be amended, restated, modified or supplemented (including to add new
Guarantors), and as in effect from time to time.

     Hazardous Substances - means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law.

     Indebtedness - means, at any time, with respect to any Person, without duplication,

          (a) its liabilities for borrowed money (whether or not evidenced by a Security) and its obligations in respect of mandatorily redeemable preferred stock;

          (b) any liabilities for borrowed money secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

          (c) any obligations in respect of any Capitalized Lease of such Person;

          (d) the present value of all payments due under any arrangement for retention of title or any conditional sale agreement (other than a Capitalized Lease) discounted at the implicit rate, if known, with respect thereto or, if unknown, at 8% per annum;

          (e) obligations of such Person in respect of letters of credit or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person (whether or not representing obligations for borrowed money); and

          (f) any Guaranty of such Person of any Indebtedness of another Person.

     Institutional Investor - means the Purchasers, any affiliate of any of the Purchasers, and any holder of Notes that is an "accredited investor" as defined in section 2(15) of the Securities Act.

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     Intercreditor Agreement - means that certain Collateral Agency and
Intercreditor Agreement dated as of the Effective Date, among the Collateral Agent, the Banks, the L/C Issuers, the holders of the 1993 Notes, the holders of the Notes, The Chase Manhattan Trust Company, National Association, as successor to PNC Bank, National Association, as successor to PNC Bank, Kentucky, Inc., in the capacity specified therein, First Union National Bank, in the capacity specified therein, the Company and each of the Restricted Subsidiaries identified on the signature pages thereto, as amended from time to time.

     Investment - means any investment, made in cash or by delivery of Property, by the Company or any Restricted Subsidiary (x) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance or capital contribution, or otherwise, or (y) in any Property.

     IRC - means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

     IRS -  means the Internal Revenue Service and any successor agency.

     L/C Issuer - means, with respect to the Existing Reimbursement Agreements, Bank of America, N.A. and PNC Bank, National Association, as applicable.

     Lien - means any interest in Property constituting any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any type of lien, charge, encumbrance, preferential arrangement or other claim or right. The term "Lien" includes, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements. For the purposes hereof, the Company and each Subsidiary is deemed to be the owner of any Property that it shall have acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting is deemed a Lien.

     Majority Holders - means, at any time, the holders of at least fifty-one percent (51%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Restricted Subsidiary, any Affiliate and any officer or director of any thereof).

     Make-Whole Amount - means, with respect to any date (the "Payment Date"), and any principal amount of Notes of any Series required for any reason to be paid prior to the regularly scheduled maturity thereof on such Payment Date:

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          (a) if the Make-Whole Discount Rate, determined with respect to such principal amount of such Series and such Payment Date,

                (i) in the case of the Amended Series A Notes equals or exceeds six and ninety-six one-hundredths percent (6.96%) per annum,

                (ii) in the case of the Amended Series B Notes equals or exceeds seven and seven one-hundredths percent (7.07%) per annum, or

                (iii) in the case of the Amended Series C Notes equals or exceeds seven and seventeen one-hundredths percent (7.17%) per annum,

     then Zero Dollars ($0); or

          (b) if the Make-Whole Discount Rate, determined with respect to such principal amount of such Series and such Payment Date,

                (i) in the case of the Amended Series A Notes is less than six and ninety-six one-hundredths percent (6.96%) per annum,

                (ii) in the case of the Amended Series B Notes is less than seven and seven one-hundredths percent (7.07%) per annum, or

                (iii) in the case of the Amended Series C Notes is less than seven and seventeen one-hundredths percent (7.17%) per annum,

     then
                  (A) the sum of the present values of the then remaining
               scheduled payments of principal and interest for the Notes of any Series (in each case, on the basis of the interest rate applicable to the Original Notes of such Series) that would be payable in respect of such principal amount of such Series but for such prepayment or acceleration, minus

                  (B) such principal amount of such Series plus the amount of interest accrued on such principal amount since the scheduled interest payment date immediately preceding such Payment Date.

In determining such present values, a discount rate equal to the Make-Whole Discount Rate (with respect to the Payment Date and such principal amount of such Series) divided by two (2), and a discount period of six (6) months of thirty (30) days each, shall be used.

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     Make-Whole Discount Rate - means, with respect to any date and any principal amount of Notes of any Series required for any reason to be paid prior to the regularly scheduled maturity thereof on such date, the sum of

          (a) the Treasury Rate with respect to such principal amount of such Series and such date, plus

          (b)  if such payment is made

                (i) pursuant to Section 5.2(b) hereof, ninety one-hundredths percent (0.90%) per annum, or

                (ii) pursuant to Section 6.1 hereof, ninety-five one-hundredths percent (0.95%) per annum, or

                (iii) pursuant to any provision of this Agreement other than
          Section 5.2(b) or Section 6.1 hereof, fifty one-hundredths percent (0.50%) per annum.

As used in this definition only:

     Remaining Dollar-Years - means, with respect to any date and any principal amount of Notes of any Series being paid prior to the regularly scheduled maturity thereof for any reason on such date, the result obtained by

                (a) multiplying, in the case of each required payment of principal (including payment at maturity) that would be payable in respect of such principal amount being so prepaid but for such prepayment,

                        (i) an amount equal to such required payment of principal, by

                        (ii) the number of years (calculated to the nearest one-
               twelfth (1/12)) that will elapse between such date and the date such required principal payment would be due if such prepayment had not occurred, and

                (b) calculating the sum, with respect to each of such required payments of principal, of each of the products obtained in the preceding subsection (a).

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     Treasury Rate - means, with respect to any date and any principal amount of
     Notes of any Series required for any reason to be paid prior to the regularly scheduled maturity thereof on such date,

                (a) the yield reported as of 10:00 a.m., New York City time, on the second Business Day preceding the date of payment, on the display designated as "Page 678" on the Bridge Telerate (or such other display as may replace Page 678 on the Bridge Telerate) (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government Securities) providing the most current yields for actively traded United States Treasury securities with maturities corresponding to the remaining Weighted Average Life to Maturity on such date of such principal amount of the Notes of such Series (such Weighted Average Life to Maturity being determined as of the date of such calculation and rounded to the nearest month), or

                (b) if and only if such Bridge Telerate ceases to exist or fails to report such yield, such yield as reported on a reasonably comparable electronic service as may be designated by the Majority Holders, or

                (c) if and only if such Bridge Telerate ceases to exist or fails to report such yield and the Majority Holders shall fail to agree upon a comparable electronic service pursuant to clause (b) of this definition, such yield reported under the heading "Week Ending" for the week most recently ended and under the caption "Treasury Constant Maturities" of the maturity corresponding to the remaining Weighted Average Life to Maturity on such date of such principal amount of the Notes being prepaid or accelerated (such Weighted Average Life to Maturity being determined as of the date of such calculation and rounded to the nearest month) as most recently published and made available to the public in the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities or, if no such successor publication is available, then any other source of current information in respect of interest rates on the securities of the United States of America that is generally available and, in the judgment of the Majority Holders, provides information reasonably comparable to the H.15(519) statistical release.

     If no maturity exactly corresponds to such rounded Weighted Average Life to Maturity, yields for the two (2) most closely corresponding published maturities next above and below such rounded Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence

                                      69
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     and the Treasury Rate shall be interpolated from such yields on a straight-
     line basis, rounding with respect to each such relevant period to the nearest month.

     Weighted Average Life to Maturity - means, with respect to any date and any principal amount of Notes of any Series being paid on such date, the number of years obtained by dividing the Remaining Dollar-Years on such date of such principal amount of such Series by such principal amount.

     Margin Security - means "margin stock" within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, as amended from time to time.

     Material Adverse Effect - means a material adverse effect on (a) the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Company or any Restricted Subsidiary to perform its obligations under any of the Financing Documents to which it is a party, or (c) the validity or enforceability of any of the Financing Documents.

     Moody's - means Moody's Investors Service, Inc.

     Mortgages- means, collectively, those certain mortgages and deeds of trust, dated the Effective Date, executed by the Company and certain Restricted Subsidiaries, respectively, in favor of the Collateral Agent, as more specifically identified in the Omnibus Collateral Agreement, together with any additional mortgages or deeds of trust executed and delivered pursuant to the terms of this Agreement or any other Financing Documents, in each case as amended, restated or otherwise modified from time to time.

     Multiemployer Plan - means any multiemployer plan (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as defined in section 3 of ERISA).

     Multiple Employer Pension Plan - means any employee benefit plan within the meaning of section 3(3) of ERISA (other than a Multiemployer Plan), subject to Title IV of ERISA, to which the Company or any ERISA Affiliate and an employer (as defined in section 3 of ERISA) other than an ERISA Affiliate or the Company contribute.

     Net Proceeds - has the meaning specified in the Intercreditor Agreement, as in effect on the Effective Date.

     Nightingale - means Nightingale Associates, LLC.

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     1993 Notes - means the Company's 10.03% Senior Notes due December 15, 2005.

     Note Pledge Agreement - means that certain Note Pledge Agreement, dated as of the Effective Date, executed by the Company in favor of the Collateral Agent, as amended, restated or otherwise modified from time to time.

     Note Purchase Agreements - Section 1.1.

     Notes - Section 1.2(f).

     Off Balance Sheet Liabilities - means, with respect to any Person, all obligations of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (a) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (b) does not (and is not required to pursuant to GAAP) appear as a liability on the balance sheet of such Person.

     Omnibus Collateral Agreement - means that certain Omnibus Collateral Agreement dated as of the Effective Date, executed by the Company and each of the Restricted Subsidiaries identified on the signature pages thereto in favor of the Collateral Agent and the Secured Parties (as such term is defined therein), as amended, restated or otherwise modified from time to time.

     Original Bank Commitment Amount - means Three Hundred Million Dollars ($300,000,000).

     Original Closing Date - Section 1.3.

     Original Note Purchase Agreements -  Section 1.1.

     Original Notes - Section 1.2(a).

     Original Series A Notes - Section 1.2(a)(i).

     Original Series B Notes - Section 1.2(a)(ii).

     Original Series C Notes - Section 1.2(a)(iii).

     OSHA - means the Occupational Safety and Health Act of 1970, together with all rules, regulations and standards promulgated pursuant thereto, as amended from time to time.

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     PBGC - means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

     PCR - means Pacific Coast Recycling, LLC, a limited liability company formed under the laws of the State of Delaware.

     Pension Plan - means, at any time, any "employee pension benefit plan" (as defined in section 3 of ERISA) maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation, any Multiple Employer Pension Plan.

     Performance Release Date - means the date on which the Company has delivered to the Majority Holders evidence satisfactory to the Majority Holders demonstrating that the Debt to Consolidated EBITDA Ratio calculated as of the end of two consecutive fiscal quarters of the Company ending after the Effective Date was less than 3.50 to 1.00.

     Permitted Investments - means any of the following Investments:

          (a) direct obligations of the United States of America or obligations guaranteed by the United States of America maturing no later than 365 days from the date of acquisition;

          (b) repurchase agreements or eurodollar deposits with, or certificates of deposit maturing no later than 365 days from the date of acquisition and issued by, banks having a combined capital and surplus of over Two Hundred Fifty Million Dollars ($250,000,000) and rated at least A- by S&P, and at least A3 by Moody's;

          (c) Investment in commercial paper issued by corporations incorporated in the United States of America or any state thereof and maturing in 270 days or less and rated at least A-1 by S&P or P-1 by Moody's;

          (d) Investments in Property used in the ordinary course of business of the Company and the Guarantors;

          (e)  Investments in AIR;

          (f) Investments in Restricted Subsidiaries which were Restricted Subsidiaries as of the Effective Date;

          (g) Investments in other Persons (whether a Person which became a Restricted Subsidiary after the Effective Date, an Unrestricted Subsidiary, or

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     any unconsolidated Affiliate (excluding AIR)) not to exceed $3,000,000 in the aggregate during any period of twelve (12) consecutive months so long as, in the case of this clause (g) only, immediately prior to, and immediately after the consummation of such Investment, and after giving effect thereto, no Default or Event of Default would exist; and

          (h) loans and advances to employees (x) for moving, entertainment, travel and other similar expenses, (y) to finance tax liabilities incurred with respect to restricted stock bonuses and (z) for other purposes, so long as all such loans and advances referred to in the preceding clauses
     (x) through (z) are made in the ordinary course of the Company's business consistent with past practices and do not exceed Two Million Dollars ($2,000,000) in aggregate outstanding principal amount at any time.

For purpose of this definition, an "Investment" shall include the direct or indirect acquisition, in one or a series of transactions, of any ongoing business, of all or substantially all of the assets of any Person, or of a division or asset group of a Person with identifiable net earnings (or loss), whether through purchase of assets, merger or otherwise. Following the Performance Release Date, the dollar amount limitation contained in the immediately preceding clause (g) shall no longer apply.

     Person - means an individual, partnership, corporation, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     Placement Memorandum - Section 2.1.

     Preferred Stock - means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

     Property - means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     Purchase Money Lien - means (a) any Lien held by any Person (whether or not the seller of such Property) on tangible Property (or a group of related items of Property the substantial portion of which are tangible) acquired or constructed by the Company or any Restricted Subsidiary, which Lien secures all or a portion of the related purchase price or construction costs of such Property, provided that such Purchase Money Lien (i) encumbers only Property acquired or constructed after the Effective Date and acquired with the proceeds of the Debt secured thereby, and (ii) such Lien is not thereafter extended to any other Property, and (b) any Lien existing on Property of any Person at the time it becomes a Restricted Subsidiary, provided that (i) no such Lien shall extend to or cover any Property other than the Property

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

subject to such Lien at the time of any such transaction, and (ii) such Lien was not created in contemplation of any such transaction.

     Purchasers - Section 1.1.

     Rental Expense - means, with respect to any period of determination, lease, rental and all other payments made in respect of or in connection with the use of property (whether real, personal or mixed) by the Company and the Restricted Subsidiaries with respect to such period other than (a) payments with respect to Capitalized Leases and (b) payments made with respect to any operating lease under which the annual lease payments do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.

     Restricted Payment - means:

          (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of the Company or any of the Restricted Subsidiaries now or hereafter outstanding, other than (i) a dividend payable solely in shares of that class of stock to the holders of that class and (ii) a distribution of Rights under, and as defined in, that certain Rights Agreement dated as of January 16, 1996 between the Company and First Union National Bank, successor to First Union National Bank of North Carolina, as such agreement has been amended prior to, and is in effect on, the Effective Date;


          (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity interest of the Company or any of the Restricted Subsidiaries now or hereafter outstanding;

          (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Debt of the Company or any of the Restricted Subsidiaries that is subordinated in right of payment and otherwise to the Notes or the obligations of the Restricted Subsidiaries that are Guarantors under the Guaranty Agreement; and

          (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company or any of the Restricted Subsidiaries now or hereafter outstanding.

     Restricted Subsidiary - means, at any time, a corporation,

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          (a) organized under the laws of the United States, Puerto Rico or
     Canada or a jurisdiction thereof at such time,

          (b) that conducts substantially all of its business and has substantially all of its Property within the United States, Puerto Rico and Canada at such time, and

          (c) at least eighty percent (80%) (by number of votes) of each class of Voting Stock of which and one hundred percent (100%) of all Preferred Stock and other equity Securities of which are legally and beneficially owned by the Company and its Wholly-Owned Restricted Subsidiaries at such time.

     S&P - means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc.

     SBQ Asset Sale Prepayment - means a prepayment of the Notes in connection with an Acceptable SBQ Asset Sale pursuant to Section 5.2(d) hereof and in accordance with Section 4.1(b) of the Intercreditor Agreement.

     SBQ Division - means the "special bar quality" division of the Company and the Subsidiaries which includes (a) all assets of the Company located in, or related to its operations in, Memphis, Tennessee; (b) the assets of American Steel and Wire Corporation (and the Company's equity interests in American Steel and Wire Corporation) but excluding the "missile wire" facility located in Cleveland, Ohio; and (c) the Company's equity interest in AIR. The SBQ Division, excluding the Company's equity interest in AIR, is referred to herein as "SBQ Division (Memphis/Cleveland)."

     Securities Act - means the Securities Act of 1933, as amended from time to time.

     Security - means "security" as defined by section 2(1) of the Securities
Act.

     Security Agreement - means that certain Security Agreement, dated as of the Effective Date, executed by the Company and each of the Restricted Subsidiaries identified on the signature pages thereto in favor of the Collateral Agent, as amended, restated or otherwise modified from time to time.

     Security Documents - means, collectively, the Mortgages, the Security Agreement, the Trademark/Copyright Security Agreement, the Stock Pledge Agreement, the Note Pledge Agreement and all other mortgages, deeds of trust, security agreements, pledges, powers of attorney, assignments, financing statements and all other written instruments and documents now or hereafter executed by or on behalf of the Company or any of the Restricted Subsidiaries for the direct or indirect

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benefit of the holders of the Notes, together with all agreements and documents referred to therein or contemplated thereby.

     Series - means any or all of any series of Notes issued hereunder.

     Special Majority Holders -- means, at any time, the holders of at least sixty-six and two-thirds percent (66-2/3%) in principal amount of the Notes at the time outstanding (exclusive of the Notes then owned by any one or more of the Company, any Restricted Subsidiary, any Affiliate or any officer or director thereof.

     Stock Pledge Agreement - means that certain Stock Pledge Agreement, dated as of the Effective Date, executed by the Company and each of the Restricted Subsidiaries identified on the signature pages thereto in favor of the Collateral Agent, as amended, restated or otherwise modified from time to time.

     Subsidiary - means, at any time, a corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) (by number of votes) of each class of Voting Stock at such time.

     Trademark/Copyright Security Agreement - means that certain Trademark and Copyright Collateral Assignment and Security Agreement, dated as of the Effective Date, executed by the Company and each of the Restricted Subsidiaries identified on the signature pages thereto in favor of the Collateral Agent, as amended, restated or otherwise modified from time to time.

     Transaction Documents - has the meaning specified in the Omnibus Collateral Agreement.

     Voting Stock - means capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

     Unrestricted Subsidiary - means, at any time, any Subsidiary that has been designated by the Company's Board of Directors as an Unrestricted Subsidiary, provided that at the time of such designation

          (a) the Subsidiary so designated neither owns, directly or indirectly, any Debt of the Company or any Restricted Subsidiary or any capital stock of any Restricted Subsidiary,

          (b) no Debt of such Subsidiary is guaranteed by the Company or a Restricted Subsidiary, and

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          (c) no Default or Event of Default would occur as a result of such designation.

     Waiver and Second Amendment - Section 1.1.

     Wholly-Owned Restricted Subsidiary - means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the Debt and equity Securities (except directors' qualifying shares) of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

     11.2.  GAAP.

     All accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP except (x) the Company's compliance with the covenants contained in Section 8.11, Section 8.12 and, if applicable, Section
8.15 and calculations of the Debt to Consolidated EBITDA Ratio for purposes of determining the Performance Release Date shall be determined based on the financial statements required to be provided by the Company pursuant to Section 9.1(b) and (y) as otherwise expressly provided in this Agreement or any other Financing Document. If a change in GAAP occurs after the Effective Date and such change materially affects the ability of the Company to comply with the provisions of Section 8.11, Section 8.12 or Section 8.15 or any other financial covenant contained in this Agreement, the Company and the holders of the Notes shall enter into good faith negotiations with a view to amending such provisions with the desired result that determination of the Company's compliance with such provisions taking into account such change in GAAP will be as close as possible to the determination of the Company's compliance with such provisions prior to such change.

     11.3.  Directly or Indirectly.

     Where any provision herein refers to action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

     11.4.  Section Headings and Table of Contents and Construction.

          (a) Section Headings and Table of Contents, etc. The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision.

          (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent

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     of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     11.5.  Governing Law.

     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

12.  MISCELLANEOUS

     12.1.  Communications.

          (a) Method; Address. All communications hereunder or under the Notes shall be in writing, shall be hand delivered, deposited into the United States mail (registered or certified mail), postage prepaid, or sent by overnight courier, and shall be addressed,

          (i)  if to the Company,


               1000 Urban Center Drive, Suite 300
               Birmingham, Alabama 35242-2516
               Attention:  Chief Financial Officer

          provided, that the failure to provide any such copy shall in no way affect the validity of any communication to the Company for purposes of this Agreement),

     or at such other address as the Company shall have furnished in writing to all holders of the Notes at the time outstanding, and

               (ii) if to any of the holders of the Notes,

                    (A) if such holders are the Purchasers, at their respective addresses set forth on Annex 1 hereto, and further including any parties referred to on such Annex 1 that are required to receive notices in addition to such holders of the Notes, and

                    (B) if such holders are not the Purchasers, at their
               respective addresses set forth in the register for the registration and transfer of Notes maintained pursuant to Section
               8.3 hereof,

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     or to any such party at such other address as such party may designate by notice duly given in accordance with this Section 12.1 to the Company (which other address shall be entered in such register).

          (b) When Given. Any communication so addressed and deposited in the United States mail, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be received on the third (3rd) succeeding Business Day after the day of such deposit (not including the date of such deposit). Any notice so addressed and otherwise delivered shall be deemed to be received when actually received at the address of the addressee.

     12.2.  Reproduction of Documents.

     This Agreement and all documents relating thereto, including, without limitation,

          (a) consents, waivers and modifications that may hereafter be executed,

          (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and

          (c) financial statements, certificates and other information previously or hereafter furnished to you or any other holder of Notes,

may be reproduced by any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Notes in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 12.2 shall prohibit the Company or any holder of Notes from contesting the accuracy of any such reproduction.

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     12.3.  Survival.

     All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by you and shall survive the delivery to you of the Amended Notes regardless of any investigation made by you or on your behalf. The representations made in
Section 1.4 hereof shall be considered to have been relied upon by the Company and shall survive the execution and delivery of this Agreement and delivery to you of the Amended Notes regardless of any investigation made by the Company or on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

     12.4.  Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     12.5.  Amendment and Waiver.

          (a) Requirements. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Majority Holders; provided that no such amendment or waiver of any of the provisions of Section 1 through Section 4 hereof, inclusive, or any defined term used therein, shall be effective as to any holder of Notes unless consented to by such holder in writing; provided that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Restricted Subsidiary or any Affiliate) at the time outstanding,

               (i) subject to the provisions of Section 10.2 and Section 10.3 hereof, change the amount or time of any prepayment or payment of principal or Make-Whole Amount or the rate or time of payment of interest (including, without limitation, by amendment of Section 5 or Section 6 hereof),

               (ii)  amend Section 10 hereof,

               (iii)  amend the definition of Majority Holders, or

               (iv)  amend this Section 12.5.

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     The holder of any Note may specify that any such written consent executed by it shall be effective only with respect to a portion of the Notes held by it (in which case it shall specify, by Dollar amount, the aggregate principal amount of Notes with respect to which such consent shall be effective) and in the event of any such specification such holder shall be deemed to have executed such written consent only with respect to the portion of the Notes so specified.

          (b)  Solicitation of Noteholders.

               (i) Solicitation. The Company shall not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions hereof or of the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 12.5 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by all holders of outstanding Notes required to consent or agree to such waiver or consent.

               (ii) Payment. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or such security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

               (iii)  Scope of Consent.  Any consent made pursuant to this
          Section 12.5 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Restricted Subsidiary or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

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          (c) Binding Effect.  Except as provided in Section 12.5(b) hereof, any amendment or waiver consented to as provided in this Section 12.5 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

     12.6.  Payments, When Received.

          (a) Payments Due on Holidays. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

          (b) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 11:00 a.m. (local time of such bank).

     12.7.  Entire Agreement.

     This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     12.8.  Duplicate Originals, Execution in Counterpart.

     Two or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original. Each of the parties hereto agrees that the contract evidenced by this Agreement shall for all purposes be considered to have been made in New York, New York.


[Remainder of page intentionally left blank; next page is signature page.]

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          If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                              Very truly yours,

                              BIRMINGHAM STEEL CORPORATION



                              By
                                 --------------------------
                                 Name:
                                 Title:


Accepted:

[PURCHASER]



By
  --------------------------
     Name:
     Title: